As filed with the Securities and Exchange Commission on March 24, 2003

Registration No. 333-103835

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL GARDEN & PET COMPANY*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5199	68-0275553
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3697 Mt. Diablo Boulevard

Lafayette, California 94549

(925) 283-4573

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

William E. Brown

Chairman and Chief Executive Officer

Central Garden & Pet Company

3697 Mt. Diablo Boulevard, Lafayette, California 94549

(925) 283-4573

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

WITH COPIES TO:

John F. Seegal

Orrick, Herrington & Sutcliffe LLP

Old Federal Reserve Bank Building

400 Sansome Street

San Francisco, California 94111

(415) 392-1122

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The registrant and the additional registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	Information regarding additional registrants (“Additional Registrants”) is contained in the Table of Additional Registrants on the following page.

TABLE OF ADDITIONAL REGISTRANTS

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	I.R.S. EMPLOYER IDENTIFICATION NUMBER	ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
Four Paws Products Ltd.	New York	11-2210716	*

Grant Laboratories, Inc.	California	94-2499748	*

Kaytee Products, Incorporated	Wisconsin	39-0399490	*

Matthews Redwood & Nursery Supply, Inc.	California	94-3534820	*

Pennington Seed, Inc.	Delaware	58-2394553	*

Phaeton Corporation	Florida	59-2490166	*

Seeds West, Inc.	Arizona	86-0811151	*

All-Glass Aquarium Co., Inc.	Wisconsin	39-1144104	*

Oceanic Systems, Inc.	Texas	75-1771403	*

T.F.H. Publications, Inc.	Delaware	22-1918893	*

Wellmark International	California	94-3273583	*

Norcal Pottery Products, Inc.	California	94-2371088	*

Pennington Seed, Inc. of Nebraska	Nebraska	47-0792215	*

Gro Tec, Inc.	Georgia	58-1734869	*

*	The name, address, including zip code, and telephone number of the agent for service of process is William E. Brown, Central Garden & Pet Company, 3697 Mt. Diablo Boulevard, Lafayette, California 94549, (925) 283-4573.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 24, 2003

PROSPECTUS

Offer to Exchange

9 1/8% Notes Due February 1, 2013

Which Have Been Registered Under

the Securities Act of 1933

for

$150,000,000 Outstanding Unregistered

9 1/8% Notes Due February 1, 2013

The exchange offer will expire at 5:00 p.m.,

New York City time, on April 28, 2003, unless extended.

Material Terms of the Exchange Offer:

•	We are offering to exchange $150,000,000 aggregate principal amount of registered 9 1/8% notes due February 1, 2013 for $150,000,000 aggregate principal amount of unregistered 9 1/8% notes due February 1, 2013.

•	The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related additional interest payment provisions and the transfer restrictions applicable to the original notes are not applicable to the new notes.

•	Subject to the satisfaction or waiver of specified conditions, Central Garden & Pet Company will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences.”

•	We will not receive any proceeds from the exchange offer.

Investing in the new notes involves risks. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of certain factors that you should consider in connection with this exchange offer and an investment in the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2003.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

i

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries in which we operate and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we cannot assure you that our expectations, beliefs and projections will be realized.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including the factors described in the section entitled “Risk Factors.” If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances. Presently known risk factors include, but are not limited to, the following factors:

•	consolidation trends in the retail industry;

•	dependence on a few customers for a significant portion of each of our businesses;

•	uncertainty of our product innovations and marketing successes;

•	fluctuations in market prices for seeds and grains;

•	competition in our industries;

•	risks associated with our acquisition strategy;

•	adverse weather during the peak gardening season;

•	seasonality and fluctuations in our operating results and cash flow;

•	dependence upon our key executive officers;

•	potential environmental liabilities and product liability claims; and

•	pending litigation.

ii

EXCHANGE OFFER SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the new notes and the exchange offer, we encourage you to read this entire prospectus and documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Except as otherwise required by the context, as used in this prospectus, references to “Central,” the “company,” “we,” “us,” “our” and similar phrases are to Central Garden & Pet Company and its consolidated subsidiaries.

Our Company

Central Garden & Pet Company is a leading marketer and producer of quality branded products for the pet and lawn and garden supplies markets. We are one of the largest companies in the fragmented, $5.1 billion U.S. pet supplies industry and in the $52.5 billion U.S. lawn and garden supplies industry. Our pet products include pet bird and small animal food, wild bird seed, aquarium products, flea, tick, mosquito and other insect control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Zodiac, Nylabone, TFH and Four Paws. Our lawn and garden products include grass seed, wild bird seed, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, Matthews Four Seasons, AMDRO and Grant’s. In fiscal 2002, our consolidated net sales were $1.1 billion, of which our pet products segment, or Pet Products, accounted for $471.1 million and our lawn and garden products segment, or Garden Products, accounted for $606.7 million. Our fiscal 2002 income from operations was $52.8 million, of which Pet Products accounted for $43.4 million and Garden Products accounted for $37.3 million, before corporate expenses and eliminations of $27.9 million.

We were incorporated in Delaware in June 1992 and are the successor to a California corporation which was incorporated in 1955. Our executive offices are located at 3697 Mt. Diablo Blvd., Suite 310, Lafayette, CA 94549, and our telephone number is (925) 283-4573.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

General

On January 30, 2003, we completed a private offering of the old notes, which consists of $150 million aggregate principal amount of our 9 1/8% Notes due February 1, 2013. In connection with the private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

The exchange offer

We are offering to exchange $1,000 principal amount of our registered 9 1/8% Notes due February 1, 2013, which we refer to as the “new notes,” for each $1,000 principal amount of our unregistered 9 1/8% Notes due February 1, 2013, which we refer to as the “old notes.”

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related additional interest payment provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes.

Old notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Upon completion of the exchange offer, there may be no market for the new notes and you may have difficulty selling them. See “Risk Factors—If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.”

Expiration date

The exchange offer will expire at 5:00 p.m., New York City time, on April 28, 2003 unless we extend it. In that case, the phrase “expiration date” will mean the latest date and time to which we extend the exchange offer. We expect that the expiration date will not be later than May 9, 2003.

Procedures for participating in the exchange offer	If you wish to participate in the exchange offer, you must either:

•	complete, sign and date an original or faxed letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus; or

•	arrange for The Depository Trust Company to transmit required information to the exchange agent in connection with a book-entry transfer.

Then you must mail, fax or deliver this documentation together with the old notes you wish to exchange and any other required documentation to Wells Fargo Bank, National Association, which is acting as the exchange agent for the exchange offer. The exchange agent’s address appears on the letter of transmittal. By tendering your old notes in either of these manners, you will represent to and agree with us that:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not engaged in, and you do not intend to engage in, the distribution (within the meaning of the Securities Act) of the new notes;

•	you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Central.

See “The Exchange Offer—Procedures for Tendering.”

If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these new notes.

Resale of new notes

We believe that you may resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear above under the heading “—Procedures for participating in the exchange offer.” Our belief is based on interpretations of the Securities and Exchange Commission (the “Commission”) expressed in the Commission’s no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the Commission would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, you could incur liability under the Securities Act. We are not indemnifying you for any liability under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Special procedures for beneficial owners

If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Guaranteed delivery procedures

If you cannot meet the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, or the procedures for book-entry transfer cannot be completed on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing below under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of your old notes and delivery of the new notes

We will accept for exchange any and all old notes that are surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. The new notes will be delivered on the earliest practicable date after the expiration date.

Withdrawal rights	You may withdraw the surrender of your old notes at any time prior to the expiration date.

Appraisal rights

You will not be entitled to any appraisal or dissenters’ rights nor any other right to seek monetary damages in court in connection with the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

U.S. federal income tax consequences	The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences.”

Exchange agent

Wells Fargo Bank, National Association, is serving as the exchange agent in connection with the exchange offer. Wells Fargo Bank, National Association, also serves as trustee under the indenture that governs the notes.

Summary of the Terms of the New Notes

The following is a summary of the terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.

Issuer	Central Garden & Pet Company

Securities	$150 million aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2013.

Maturity	February 1, 2013.

Interest	Annual rate: 9 1/8%
Payment frequency: every six months on February 1 and August 1.
First payment: August 1, 2003.

Guarantees

The new notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries with certain exceptions. If we cannot make payments on the new notes when they are due, the guarantors must make them instead.

Ranking	The new notes and the guarantees will be unsecured senior subordinated obligations. Accordingly, they will rank:

•	behind all of our and the guarantors’ existing and future senior debt, whether or not secured;

•	equally with all of our and the guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the notes; and

•	ahead of any of our and the guarantors’ future debt that expressly provides that it is subordinated to the notes.

On a pro forma basis as of December 28, 2002, the new notes and the guarantees would have been subordinated to approximately $75.8 million of senior debt. In addition, there would have been approximately $130.0 million of unused commitments under our then outstanding senior credit facilities.

Optional Redemption	On or after February 1, 2008, we may redeem some or all of the new notes at any time at the redemption prices listed under “Description of the New Notes — Optional Redemption.”

Prior to February 1, 2006, we may redeem up to 33% of the new notes with the proceeds from certain equity offerings at the redemption price listed under “Description of the New Notes — Optional Redemption.”

Change of Control

Upon a Change of Control, as that term is defined in the indenture, you will have the right, subject to certain conditions, to require us to repurchase your new notes, in whole or in part, at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date. See “Description of the New Notes — Change of Control.”

Certain Covenants	The indenture governing the new notes will, among other things, limit our and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	incur liens;

•	transfer or sell assets; and

•	consolidate, merge or transfer all or substantially all of our assets.

For more details, see “Description of the New Notes.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the new notes.

RISK FACTORS

You should read and carefully consider the following risk factors as well as the other information contained in or incorporated by reference in this prospectus before deciding to surrender your old notes in exchange for new notes in this exchange offer.

Risks Relating to the New Notes

If you fail to exchange properly your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under “The Exchange Offer—Procedures for Tendering” and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes and upon completion of the exchange offer you will not be entitled to any rights to have your old notes registered under the Securities Act. If you continue to hold any old notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer of the old notes.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.

The new notes will be new securities for which there is no established trading market. We do not intend to list the new notes on any exchange. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.

Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the market for similar notes; and

•	our financial performance.

We understand that the initial purchasers of the old notes presently intend to make a market in the new notes. However, they are not obligated to do so and may discontinue making a market in the new notes at any time without notice. Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the new notes.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

We have a significant amount of indebtedness. The following table sets forth our total debt, total shareholders’ equity, total capitalization and ratio of total debt to total capitalization on a pro forma basis:

Pro Forma as of December 28, 2002
(unaudited) (dollars in millions)
Total debt	$225.8
Total shareholders’ equity	378.1

Total capitalization	$603.9

Ratio of total debt to total capitalization	37.4%

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the new notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, among other things, our ability to borrow additional funds.

The terms of the indenture governing the new notes allow us to increase the amount of available borrowings under our senior credit facility and issue and incur additional debt upon satisfaction of certain conditions. If new debt is added to current debt levels, the related risks described above could increase.

Our senior credit facility expires in two years, and we may need to extend or refinance it.

Our senior credit facility is scheduled to expire in July 2004. If this facility is not repaid prior to its expiration, we will be required to extend or refinance this credit facility to meet our working capital requirements. We cannot assure you that we will be able to extend or refinance this facility on favorable terms, or at all.

Your right to receive payments on the new notes and the guarantees is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, a substantial portion of our existing senior indebtedness is secured. Obligations of certain future subsidiaries may be structurally senior to the new notes in certain circumstances.

The new notes and the guarantees rank behind all of our and the guarantors’ existing senior indebtedness and all of our and the guarantors’ future senior indebtedness, including our senior credit facility. On a pro forma basis as of December 28, 2002, the new notes and the guarantees would have been subordinated to approximately $75.8 million of senior debt. In addition, our then outstanding senior credit facilities would have permitted us to incur up to approximately $130.0 million of additional borrowings, subject to compliance with the covenants and conditions to borrowing under our senior credit facility, which borrowings would be senior to the new notes and the guarantees. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future, subject to the terms of our senior credit facility.

As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceedings relating to us or the guarantors or our or the guarantors’ property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the new notes or the guarantees.

In addition, all payments on the new notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, the indenture relating to the new notes requires that amounts otherwise payable to holders of the new notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead until the holders of senior debt are paid in full. As a result, holders of the new notes may not receive all amounts owed to them and may receive less, ratably, than holders of trade payables and other unsubordinated indebtedness in any such proceeding.

In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the new notes will be unsecured while obligations under our senior credit facility are secured by substantially all of our assets and those of our subsidiaries. If we become insolvent or are liquidated, or if payment under our senior credit facility is accelerated, the lenders under our senior credit facility will have a claim on all of our assets before the holders of unsecured debt, including the new notes.

Finally, the indenture permits future foreign subsidiaries and certain other subsidiaries not to be guarantors and for guarantees to be released for subsidiaries we classify within certain “baskets” in the definition of Permitted Investments. Claims of creditors of those subsidiaries would be structurally senior to the new notes. See “Description of the New Notes.”

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the new notes and amounts borrowed under our senior credit facility, and to fund planned capital expenditures and expansion efforts and strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to service indebtedness, including the new notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the new notes and our senior credit facility, on or before maturity. We cannot assure you that we will be able to do so on commercially reasonable terms or at all.

The indenture related to the new notes contains, and our senior credit facility contains, various covenants that limit our management’s discretion in the operation of our business.

The indenture related to the new notes contains, and our senior credit facility contains, various provisions that limit our management’s discretion by restricting our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	incur liens;

•	transfer or sell assets; and

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, our senior credit facility requires us to meet certain financial ratios. Any failure to comply with the restrictions of our senior credit facility, the indenture related to the new notes or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture. Our credit agreement prohibits prepayments of the new notes.

Upon the occurrence of certain specific kinds of change of control events and following certain asset sales, we will be required to offer to repurchase all of the new notes outstanding then outstanding. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the new notes. In addition, restrictions in our senior credit facility prohibit repurchases of the new notes following a change of control or certain asset sales unless a waiver is obtained from the lenders. If we fail to repurchase the new notes following a change of control or certain asset sales, we will be in default under the indenture related to the new notes, which may result in a cross-default under our senior credit facility. Any future debt that we incur may also contain restrictions on repayment of the new notes. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness would not constitute a change of control under the indenture related to the new notes. See “Description of Certain Indebtedness — Senior Credit Facility,” “Description of the New Notes — Repurchase at the Option of Holders — Change of Control” and “Description of the New Notes — Assets Sales.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

If a bankruptcy case or lawsuit is initiated by unpaid creditors of any guarantor, the debt represented by the guarantees entered into by the guarantors may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of the guarantee could be subordinated to certain obligations of a guarantor if, among other things, the guarantor, at the time it entered into the guarantee:

•	received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

•	either:

•	was insolvent or rendered insolvent by reason of entering into a guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they become due.

In addition, any payment by a guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors under those circumstances.

If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the new notes would be solely creditors of our company and creditors of our other subsidiaries that have validly guaranteed the new notes. The new notes then would be effectively subordinated to all liabilities of the subsidiary whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

The indenture requires that future domestic subsidiaries guarantee the new notes with certain exceptions. These considerations will also apply to those guarantees.

Risks Relating to Our Company

We may be adversely affected by trends in the retail industry.

With the growing trend towards retail trade consolidation, we are increasingly dependent upon key retailers whose bargaining strength is growing. Our business may be negatively affected by changes in the policies of our retailer customers, such as inventory destocking, limitations on access to shelf space, price demands and other conditions. In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a “just-in-time” basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require the carrying of additional inventories and increase our working capital and related financing requirements.

A significant deterioration in the financial condition of one of our major customers could have a material adverse effect on our sales, profitability and cash flow. For example, in fiscal 2001, Kmart and House & Home filed for bankruptcy and, as a result, we wrote off $3.1 million in receivables. We continually monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, another bankruptcy filing by a key customer could have a material adverse effect on our business, results of operations, financial condition and cash flow.

We depend on a few customers for a significant portion of our business.

Wal*Mart, our largest customer, accounted for approximately 20% of our net sales in fiscal 2002, 21% in fiscal 2001 and 25% in fiscal 2000. In addition, although each accounted for less than 10% of our net sales, Home Depot, Lowe’s, PETsMART and Petco are also significant customers and, together with Wal*Mart, accounted for approximately 42% of our net sales in fiscal 2002, 41% in fiscal 2001 and 41% in fiscal 2000. The market shares of all of these key retailers have increased during the last several years and may continue to increase in future years. See note 4 of our consolidated financial statements.

The loss of, or significant adverse change in, our relationship with any of these key retailers could cause our net sales, income from operations and cash flow to decline. The loss of, or reduction in, orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer could reduce our income from operations and cash flow.

We cannot be certain that our product innovations and marketing successes will continue.

We believe that our past performance has been based upon, and our future success will depend upon, in part, our ability to continue to improve our existing products through product innovation and to develop, market and produce new products. We cannot assure you that we will be successful in the introduction, marketing and production of any new products or product innovations, or develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Seeds and grains we use to produce bird feed and grass seed are commodity products subject to price volatility that has had, and could have, a negative impact on us.

Our financial results depend to some extent on the cost of raw materials and our ability to pass along increases in these costs to our customers. In particular, our Pennington and Kaytee subsidiaries are exposed to fluctuations in market prices for commodity seeds and grains used to produce bird feed and grass seed. Historically, market prices for commodity seeds and grains have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons. For example, a significant rise in our white millet acquisition cost in late 2000, 2001 and 2002 had a negative impact on profitability of bird feed products in fiscal 2001 and in the first quarter of fiscal 2003. In the event of any increases in raw materials costs, we would be required to increase sales prices to avoid margin deterioration. We cannot assure you as to the timing or extent of our ability to implement future price adjustments in the event of increased raw material costs or as to whether any price increases implemented by us may affect the volumes of future shipments.

To mitigate our exposure to changes in market prices, we enter into purchase contracts for grains, bird feed and grass seed to cover up to approximately one-third of the purchase requirements for a selling season. Since these contracts cover only a portion of our purchase requirements, if market prices for grains increase, our cost of production would increase. In contrast, if market prices for grains decrease because of a lack of demand, we may end up purchasing grains and seeds pursuant to the purchase contracts at prices above market.

Competition in our industries may hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.

We operate in highly competitive industries. We compete against numerous other companies, some of which are more established in their industries and have substantially greater revenue or resources than we do. Our products compete against national and regional products and private label products produced by various suppliers. Our largest competitor in pet supplies products is Hartz Mountain and our largest competitor in lawn and garden products is The Scotts Company. Since its acquisition of the Ortho line of lawn and garden products from Pharmacia Corporation (formerly Monsanto) in 1999, Scotts’ dominant position in the lawn and garden industry has been a significant competitive disadvantage for Garden Products.

To compete effectively, among other things, we must:

•	maintain our relationships with key retailers;

•	continually develop innovative new products that appeal to consumers;

•	maintain strict quality standards;

•	deliver products on a reliable basis at competitive prices; and

•	effectively integrate acquired companies and adapt them to our internal controls.

Competition could cause lower sales volumes, price reductions, reduced profits or losses, or loss of market share. Our inability to compete effectively could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our acquisition strategy involves a number of risks.

We have completed 13 acquisitions since 1997 and intend to grow through the acquisition of additional companies. We are regularly engaged in acquisition discussions with a number of companies and anticipate that one or more potential acquisition opportunities, including those that would be material, may become available in the near future. If and when appropriate acquisition opportunities become available, we intend to pursue them actively. Further, acquisitions involve a number of special risks, including:

•	failure of the acquired business to achieve expected results;

•	diversion of management’s attention;

•	failure to retain key personnel of the acquired business;

•	additional financing that, if available, could increase leverage, dilute equity, or both;

•	the potential negative effect on our financial statements from an increase in goodwill and other intangibles;

•	the high cost and expenses of completing acquisitions and risks associated with unanticipated events or liabilities; and

•	possible difficulties in integrating acquired businesses.

These risks could have a material adverse effect on our business, results of operations and financial condition and cash flow.

We expect to face competition for acquisition candidates, which may limit the number of opportunities and may lead to higher acquisition prices. In fiscal 2002, we wrote off $146.7 million of goodwill related to previous acquisitions in accordance with SFAS 142. We cannot assure you that we will be able to identify, acquire, or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. In future acquisitions, we also could incur additional indebtedness or pay consideration in excess of fair value, which could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Our lawn and garden sales are highly seasonal and subject to adverse weather, either of which could impact our cash flow and operating results.

Because our lawn and garden products are used primarily in the spring and summer, Garden Products’ business is highly seasonal. In fiscal 2002, approximately 64% of Garden Products’ sales and 58% of our total sales occurred during our second and third fiscal quarters. Substantially all of Garden Products’ operating income and cash flow is generated in this period. Our working capital needs and our borrowings generally peak near the middle of our second fiscal quarter because we are generating fewer revenues while incurring expenses in preparation for the spring selling season. If cash on hand and borrowings under our credit facilities are ever insufficient to meet our seasonal needs or if cash flow generated during the spring and summer is insufficient to repay our borrowings on a timely basis, this seasonality could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Because demand for lawn and garden products is significantly influenced by weather, particularly weekend weather during the peak gardening season, our results of operations and cash flow could also be adversely affected by certain weather patterns such as unseasonably cool or warm temperatures, water shortages or floods. During the last several years, our results of operations and cash flow were negatively affected by severe weather conditions in some parts of the United States.

Our operating results and cash flow are susceptible to fluctuations.

We expect to continue to experience variability in our net sales, net income and cash flow on a quarterly basis. Factors that may contribute to this variability include:

•	weather conditions during peak gardening seasons and seasonality;

•	shifts in demand for lawn and garden products;

•	shifts in demand for pet products;

•	changes in product mix, service levels and pricing by us and our competitors;

•	the effect of acquisitions, including the costs of acquisitions that are not completed; and

•	economic stability of retail customers.

These fluctuations could negatively impact our business, including our ability to pay our obligations, including the new notes, as they come due.

Our operating results have been adversely affected by a number of factors that management does not consider representative of our ongoing performance. Our assessment of the impact of those factors is based on management estimates.

The improvement in our operating results and cash flow in fiscal 2002 compared to fiscal 2001 was based, to a significant degree, on a substantial reduction in fiscal 2002 of expenses and charges that management considers unrepresentative of our ongoing or “core” performance. These expenses and charges are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Charges and Unusual Expenses,” of our Annual Report on Form 10-K for the fiscal year ended September 28, 2002. Management believes this discussion provides investors with useful supplemental information in assessing our business, but it is not intended as a substitute for any analysis of our operating performance or cash flow as reported under GAAP. A number of the amounts so described are primarily based on management estimates and assumptions, and cannot be directly derived from our financial statements or accounting records. Moreover, there is no accounting standard or principle that governs our classification of any particular matter as unusual or non-recurring. As with most businesses, it is of course possible that we will incur other significant expenses in the nature of those described (including additional litigation expense) in the future while the new notes are outstanding. Investors are cautioned against placing undue reliance on any analysis of the impact of these amounts on our performance.

Our success is dependent upon retaining key personnel.

Our future performance is substantially dependent upon the continued services of William E. Brown, our Chairman and Chief Executive Officer, Glenn W. Novotny, our President and Chief Operating Officer, and Brooks M. Pennington III, the President of our Pennington subsidiary. We recently announced that Mr. Novotny will become our Chief Executive Officer in June 2003. The loss of the services of any of these persons could have a material adverse effect upon us. In addition, our future performance depends on our ability to attract and retain skilled employees. We cannot assure you that we will be able to retain our existing personnel or attract additional qualified employees in the future.

Some of the products that we manufacture and distribute require governmental permits and also subject us to potential environmental liabilities.

Many of the products that we manufacture and distribute are subject to regulation by federal, state and local authorities. Such regulations are often complex and are subject to change. Environmental regulations may affect us by restricting the manufacturing or use of our products or regulating their disposal. Regulatory or legislative changes may cause future increases in our operating costs or otherwise affect operations. Although we believe we are and have been in substantial compliance with such regulations and have internal guidelines on the handling and disposal of our products, there is no assurance that in the future we may not be adversely affected by such regulations or incur increased operating costs in complying with such regulations. However, neither the compliance with regulatory requirements nor our environmental procedures can ensure that we will not be subject to claims for personal injury, property damages or governmental enforcement. In addition, while we do not anticipate having to make, and historically have not had to make, significant capital expenditures to comply with applicable environmental laws and regulations, due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital expenditures will not be required.

In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. With our extensive acquisition history, we have acquired a number of manufacturing and distribution facilities. Given the nature of the past operations conducted by us and others at these properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment has been conducted. While we are not subject to any existing remediation obligations, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to future remediation liabilities that may be material.

The products that we manufacture could expose us to product liability claims.

Our business exposes us to potential product liability risks, which are inherent in the manufacture and distribution of certain of our products. Although we generally seek to insure against such risks, there can be no assurance that such coverage is adequate or that we will be able to maintain such insurance on acceptable terms. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms.

We have pending litigation which could adversely impact our business, operating results, financial condition and cash flow.

We are a party to certain legal proceedings, including the litigation between us and Scotts and litigation arising from a fire which destroyed our Phoenix, Arizona facility. We are currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of our legal proceedings. Regardless of the ultimate outcome of our legal proceedings, they could result in significant diversion of time by our management. The results of our pending legal proceedings, including any potential settlements, are uncertain and we cannot assure you that the outcome of these disputes will not materially adversely affect our business, operating results, financial condition and cash flow.

The holders of our Class B stock, through their voting power, can greatly influence control of Central.

As of December 31, 2002, William E. Brown, our Chairman and Chief Executive Officer, controlled approximately 47.5% of the voting power of our capital stock and, therefore, can effectively control all matters requiring stockholder approval, including the power to elect all of our directors. As a result, William E. Brown has the ability to control our policies and operations. Circumstances may occur in which the interests of Mr. Brown, as a principal stockholder, could be in conflict with your interests as a holder of the new notes. In addition, our equity investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of the new notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into relating to the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

We received approximately $144.0 million of net proceeds from the sale of the old notes. We used approximately $118.9 million of the net proceeds to redeem our 6% convertible subordinated notes due 2003, including the payment of premium and accrued interest, and approximately $14.8 million of the net proceeds to repay outstanding amounts under two senior secured term loans at our All-Glass Aquarium subsidiary. We used the balance of the proceeds to repay a portion of debt outstanding under our Pennington credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Fiscal Year Ended					Three Months Ended
September 26, 1998	September 25, 1999	September 30, 2000	September 29, 2001	September 28, 2002	December 29, 2001	December 28, 2002
7.39	4.06	—	—	3.81	—	—

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes and cumulative effect of accounting change, excluding income and losses associated with equity investees and before fixed charges. Fixed charges consist of interest expense, the portion of rental expense under operating leases deemed by management to be representative of an interest factor and amortization of deferred financing costs. In the fiscal years ended September 30, 2000 and September 29, 2001, and the quarters ended December 29, 2001 and December 28, 2002, our fixed charges exceeded the sum of our earnings and fixed charges by $10.6 million, $9.0 million, $2.0 million and $0.9 million, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, both on an actual basis and as adjusted to give effect to the sale of the old notes and the application of the net proceeds therefrom. This table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus.

	As of December 28, 2002
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$14,790	$14,790

Debt, including current installments:
Senior credit facilities and term loans(1)	$79,443	$53,422
Other senior secured debt	22,391	22,391
Convertible Subordinated Notes due 2003	115,000	—
Senior Subordinated Notes due 2013	—	150,000

Total debt	216,834	225,813

Total shareholders’ equity	378,916	378,099

Total capitalization	$595,750	$603,912

(1)	At December 28, 2002, the senior credit facilities and term loans consisted of three facilities as follows: (i) a $125.0 million senior credit facility, with Congress Financial Corporation (Western), at Central and certain of its subsidiaries (excluding our Pennington subsidiary and its subsidiaries) of which $29.8 million was outstanding at December 28, 2002; (ii) a $95.0 million senior credit facility at our Pennington subsidiary, of which $34.8 million was outstanding at December 28, 2002; and (iii) a $10.0 million senior credit facility at our All-Glass Aquarium subsidiary, of which there was no outstanding balance at December 28, 2002, and two senior secured term loans at our All-Glass Aquarium subsidiary in the aggregate principal amount of $14.8 million as of December 28, 2002. In January 2003, we increased the Congress Financial credit facility to $175.0 million. The All-Glass senior credit facility and term loans and Pennington credit facility were repaid and terminated with proceeds from the sale of the old notes, together with borrowings under our Congress Financial credit facility, at the closing of the sale of the old notes.

SELECTED HISTORICAL FINANCIAL DATA

The following selected income statement and balance sheet data as of and for the fiscal years ended September 26, 1998, September 25, 1999, September 30, 2000, September 29, 2001 and September 28, 2002 have been derived from our audited consolidated financial statements. The historical consolidated financial data as of and for the three months ended December 29, 2001 and December 28, 2002 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting of only normal recurring accruals, that we consider necessary for a fair presentation of the financial position and results of operations for the periods presented. The financial data set forth below should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus.

	Fiscal Year Ended					Three Months Ended
	September 26, 1998	September 25, 1999	September 30, 2000	September 29, 2001	September 28, 2002	December 29, 2001	December 28, 2002
	(in thousands)
Statement of Operations Data:
Net sales(1)	$1,293,330	$1,531,615	$1,350,878	$1,122,999	$1,077,780	$210,659	$211,936
Cost of goods sold and occupancy	1,021,826	1,212,319	1,037,701	811,186	757,437	149,157	150,718

Gross profit	271,504	319,296	313,177	311,813	320,343	61,502	61,218
Selling, general and administrative expenses	200,677	262,366	274,077	297,751	267,579	59,621	59,254
Other charges(2)	6,903	2,708	27,156	—	—	—	—

Income from operations	63,924	54,222	11,944	14,062	52,764	1,881	1,964
Interest expense, net	(7,609)	(12,087)	(22,551)	(23,083)	(14,608)	(3,911)	(2,817)
Other income (expense)	1,534	1,106	1,176	1,631	5,548	(528)	(341)

Income (loss) before income taxes and cumulative effect of accounting change	57,849	43,241	(9,431)	(7,390)	43,704	(2,558)	(1,194)
Income taxes	24,302	19,041	4,053	(247)	15,159	(1,049)	(477)

Income (loss) before cumulative effect of accounting change	33,547	24,200	(13,484)	(7,143)	28,545	(1,509)	(717)
Cumulative effect of accounting change	—	—	—	—	(112,237)	(112,237)	—

Net income (loss)	$33,547	$24,200	$(13,484)	$(7,143)	$(83,692)	$(113,746)	$(717)

	Fiscal Year Ended								Three Months Ended
	September 26, 1998		September 25, 1999		September 30, 2000	September 29, 2001	September 28, 2002		December 29, 2001	December 28, 2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,328		$8,017		$5,685	$8,292	$10,884		$5,692	$14,790
Total assets(5)	928,554		955,394		945,311	916,626	731,957		788,050	732,977
Total debt	133,220		221,266		282,758	278,098	212,899		278,768	216,834
Shareholders’ equity(5)	588,628		495,291		461,840	455,315	377,508		341,569	378,916
Other Data:
Depreciation and amortization	16,114		20,492		26,035	28,362	17,616		4,284	4,501
Capital expenditures	18,904		18,640		16,663	13,888	10,907		1,920	2,467
Cash from operating activities	30,830		63,613		40,076	38,814	72,813		(1,350)	313
Cash used in investing activities	(238,796)		(32,731)		(51,069)	(32,165)	(10,907)		(1,920)	(2,467)
Cash from (used in) financing activities	118,169		(33,193)		8,661	(4,042)	(59,314)		670	6,060
Ratio of earnings to fixed charges(4)	7.4	x	4.1	x	—	—	3.8	x	—	—
EBITDA(3)	$80,038		$74,714		$37,979	$42,424	$70,380		$6,165	$6,465

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended September 28, 2002 for a discussion of sales fluctuations related to internal growth and business acquisitions for fiscal years 2000 and 2001.

(2)	Other charges includes charges resulting from workforce reductions, employee benefit obligations, facility closures, and asset impairments due to the termination of our distribution arrangement with The Scotts Company and other anticipated sales decreases in the distribution business.

(3)	“EBITDA” is calculated as income from operations plus depreciation and amortization.

	Fiscal Year Ended					Three Months Ended
	September 26, 1998	September 25, 1999	September 30, 2000	September 29, 2001	September 28, 2002	December 29, 2001	December 28, 2002
	(in thousands)
Income from operations	$63,924	$54,222	$11,944	$14,062	$52,764	$1,881	$1,964
Depreciation and amortization	16,114	20,492	26,035	28,362	17,616	4,284	4,501

EBITDA	$80,038	$74,714	$37,979	$42,424	$70,380	$6,165	$6,465

EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus because it is a basis upon which our management assesses financial performance. While EBITDA is frequently used as a supplemental measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

As presented, our EBITDA reflects the impact of a number of charges and unusual items that reduced EBITDA significantly in each year and that management does not consider indicative of our ongoing financial performance. For a discussion of these items, see “Risk Factors” on page 14 regarding other charges and unusual expenses. A summary of these other charges and unusual items is as follows:

	Fiscal Year Ended
	September 26, 1998	September 25, 1999	September 30, 2000	September 29, 2001	September 28, 2002
	(in thousands)
Other charges	$6,903	$2,708	$27,156	$—	$—
Unusual items:
Legal and Professional	—	—	3,800	12,472	14,557
Closed branches	—	—	—	4,184	1,608
Personnel reductions	—	—	—	4,508	—
Excess freight	—	—	—	2,063	—
Excess bad debt	—	—	—	3,100	—
Pre-press publication and inventory write downs	—	—	7,500	3,700	—
Kal Kan	—	—	—	—	1,802

	$6,903	$2,708	$38,456	$30,027	$17,967

(4)	For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income tax (provision) benefit and cumulative effect of accounting change, excluding income and losses associated with equity investees, and before fixed charges. Fixed charges consist of interest expense, the portion of rental expense under operating leases deemed by management to be representative of the interest factor and amortization of deferred financing costs. In the fiscal years ended September 30, 2000 and September 29, 2001, and the quarters ended December 29, 2001 and December 28, 2002, our fixed charges exceeded the sum of our earnings and fixed charges by $10.6 million, $9.0 million, $2.0 million and $0.9 million, respectively.

(5)	In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” As required by SFAS No. 142, we performed our goodwill impairment analysis and recorded a non-cash charge to write down goodwill in Garden Products by $51.9 million ($42.1 million after tax) and in Pet Products by $94.8 million ($70.1 million after tax), which reduced our total assets and shareholders’ equity as of September 28, 2002.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

The description below is a summary of the material provisions of the credit agreement for our senior credit facility. It does not restate the credit agreement in its entirety. We urge you to read the credit agreement because it, and not this description, defines the terms of our material outstanding indebtedness. We have not included the definitions of many of the defined terms contained in the credit agreement, and we urge you to refer to such document for the definitions of capitalized terms in the following summary. A copy of the credit agreement is available as set forth under the section entitled “Where You Can Find Additional Information And Incorporation By Reference.”

General.    Central and certain of our subsidiaries are parties to a revolving credit facility provided by Congress Financial Corporation (Western). The credit facility provides aggregate financing for Central and certain of our subsidiaries which are designated as co-borrowers with an aggregate revolving loan commitment of up to $175.0 million. Availability under this credit facility fluctuates based upon the value of assets eligible for inclusion in the borrowing base under the terms of the credit agreement. Additionally, a portion of the total commitment under this credit facility, not to exceed $15.0 million, is available for the issuance of letters of credit. The revolving credit facility expires on July 12, 2004 and renews for successive one year terms thereafter unless sooner terminated upon at least sixty (60) days prior written notice.

Interest Rates.    We may elect that all or a portion of the amounts outstanding under the credit facility bear interest at a rate equal to: (i) LIBOR for one, two or three months plus 2.00%, or (ii) the prime rate. Beginning with the first reporting period following the September 2002 fiscal year end, the LIBOR margin will fluctuate from 1.75% to 3.00%, determined quarterly based on the borrowers’ EBITDA for the most recent trailing twelve month period.

Prepayments and Commitment Reductions.    We may prepay amounts outstanding under the credit facility in whole or in part at any time without penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. If the credit facility is terminated prior to the then current expiration date, an early termination fee of $187,500 is required to be paid to Congress Financial.

Covenants.    Under the credit facility, we are subject to certain financial and operating covenants requiring us to maintain minimum levels of tangible net worth and EBITDA. In addition, the credit facility contains various affirmative and negative covenants, including, but not limited to, limitations on mergers, acquisitions and sales of assets, liens or other encumbrances, indebtedness, loans, investments, guarantees, dividends and redemptions. A breach of any of these covenants or other covenants included in the credit agreement would be cause for acceleration of repayment and termination of the credit agreement.

Events of Default.    Subject to certain exceptions, events of default under the credit agreement include, among other things, non-payment; failure to perform; certain judgments rendered against any borrower; bankruptcy and insolvency events; certain cross defaults; change in control; and any material adverse change.

Security and Guarantees.    All obligations under the credit facility are secured by a continuing security interest in, a lien upon, and a right of set off against, all present and future assets and properties of the borrowers. In connection with this offering, we have received consent from Congress Financial for all of our existing domestic restricted subsidiaries to be guarantors of the notes on a senior subordinated basis. We may require consent from Congress Financial for future domestic restricted subsidiaries to be guarantors of the notes.

Outstanding Industrial Development Revenue Bonds

Central and its subsidiaries also have outstanding approximately $8.5 million of industrial development revenue bonds as of December 28, 2002, which mature from 2004 to 2018.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold the old notes on January 30, 2001 to Banc of America Securities LLC and certain other initial purchasers pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to:

•	“qualified institutional buyers” (“QIBs”), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

•	persons in offshore transactions in reliance on Regulation S under the Securities Act.

As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to:

•	file with the Commission by April 30, 2003 a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

•	use our best efforts to cause the registration statement to become effective under the Securities Act on or before July 29, 2003.

We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the “Depositary” or “DTC,” who desires to deliver the old notes by book-entry transfer at DTC.

Terms of the Exchange Offer

Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

•	holders of the new notes will not be entitled to any of the registration rights and related additional interest payment of holders of old notes under the registration rights agreement.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, the new notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $150 million in aggregate principal amount of the old notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on March 21, 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act and the related Commission rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time on April 28, 2003 unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release or other public announcement which would include disclosure of the approximate number of old notes deposited and which would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

•	to delay accepting any old notes;

•	to extend the exchange offer;

•	to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “—Conditions of the Exchange Offer” by giving oral or written notice to the exchange agent; or

•	to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue cash interest on the same terms as the old notes, payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2003. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes from January 30, 2003.

Resale of the New Notes

We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under “Summary—Summary of the Terms of the Exchange Offer—Procedures for participating in the exchange offer.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of Central as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

Our belief that you will be allowed to resell the new notes without registration is based on interpretations of the Commission expressed in some of the Commission’s no-action letters to other issuers in exchange offers like ours. However, we have not asked the Commission to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the Commission will treat it in the same way it has treated other exchange offers in the past.

A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after expiration date of the exchange offer. See “Plan of Distribution” for more information regarding broker-dealers.

Procedures for Tendering

General Procedures

If you wish to surrender old notes you must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof, or send a timely confirmation of a book-entry transfer of your old notes to the exchange agent;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or deliver the required documents to the exchange agent at the address appearing below under “—Exchange Agent” for receipt prior to the expiration date.

In addition, either:

•	certificates for your old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	you must comply with the procedures described below under “—Guaranteed Delivery Procedures.”

THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE PERFORM THESE TRANSACTIONS FOR YOU.

If you do not withdraw your surrender of old notes prior to the expiration date, you will be regarded as agreeing to surrender the new notes in accordance with the terms and conditions in this offer.

If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Signatures and Guarantee of Signatures

Signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit a letter of transmittal without guarantee if you surrender your old notes (a) as a registered holder and you have not completed the box titled “Special Delivery Instruction” on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder’s name appears on the old notes.

In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may utilize DTC’s automated tender offer program to surrender old notes.

Acceptance of Tenders

Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of surrendered old notes will be determined by us in our sole discretion, which will be final and binding.

We reserve the absolute right to reject any and all old notes not properly surrendered. Nor will we accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give this notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We do not currently intend to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Effect of Surrendering Old Notes

By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things:

•	you have full power and authority to surrender, sell, assign and transfer the old notes surrendered;

•	we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us;

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, the distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you understand that you cannot rely on the position of the Commission’s staff in their no-action letters;

•	you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508 of Regulation S-K of the Commission; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Central.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See “Plan of Distribution.”

Return of Old Notes

If any surrendered old notes are not accepted for any reason described in this prospectus or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned without expense as promptly as practicable (a) to the person who surrendered them or (b) in the case of old notes surrendered by book-entry transfer into the exchange agent’s account at DTC, the old notes will be credited to an account maintained with DTC.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s system may make book-entry deliveries of old notes by causing DTC to transfer these old notes into the exchange agent’s account at DTC according to DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” for its receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to surrender your old notes and (a) your old notes are not readily available so you can meet the expiration date deadline or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

•	the surrender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered. The notice of guaranteed delivery must also state that the surrender is being made thereby and guarantee that, within three Nasdaq National Market trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq National Market trading days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to the expiration date.

To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender.

All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

•	any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our reasonable judgement, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

•	any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or that would materially impair the contemplated benefits to us of the exchange offer; or

•	a change occurs in the current interpretations by the staff of the Commission that, in our reasonable judgement, might materially impair our ability to proceed with the exchange offer.

If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

•	extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders’ right to withdraw the surrender of the old notes; or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

Exchange Agent

Wells Fargo Bank, National Association, is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Registered or Certified Mail, Hand or Overnight Delivery	Attention:	Corporate Trust Department Wells Fargo Bank, National Association 707 Wilshire Blvd., 17th Floor Los Angeles, CA 90017

To Confirm by Telephone: (213) 614-3349

Facsimile Transmissions (eligible institutions only): (213) 614-3355

Wells Fargo Bank, National Association, also serves as trustee under the indenture.

Fees and Expenses

We will pay for the expenses of the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

We have not retained a dealer-manager for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees and out-of-pocket expenses.

We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

•	pursuant to an effective registration statement under the Securities Act.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the notes.

DESCRIPTION OF THE NEW NOTES

The form and terms of the new notes of each series and the old notes of each series are identical in all material respects, except that transfer restrictions and registration rights provisions applicable to the old notes do not apply to the new notes.

The old notes were, and the new notes will be, issued under an indenture dated as of January 30, 2003 between us and Wells Fargo Bank, National Association, as trustee. The following discussion includes a summary description of the material terms of the indenture. Because this is a summary, it does not include all of the information that is included in the indenture, including the definitions of some of the terms used below. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. Wherever we refer to particular sections or defined terms, those sections or defined terms are incorporated by reference therein. In this section, references to “we,” “us” or “our” refer solely to Central Garden & Pet Company and not its subsidiaries and, except as otherwise required by the context, in this section, references to the “notes” refer to the new notes offered by this prospectus. You should read the indenture carefully and in its entirety. You may request copies of this document from Central, as described under “Where You Can Find More Information And Incorporation By Reference.”

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Central;

•	will be subordinated in right of payment to all existing and future Senior Debt of Central;

•	will be pari passu in right of payment with any future senior subordinated indebtedness of Central; and

•	will be unconditionally guaranteed by the Guarantors.

The Guarantees

Subject to certain exceptions described below, the notes will be guaranteed by all of Central’s Domestic Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

•	will be pari passu in right of payment with any future senior subordinated indebtedness of the Guarantor.

On a pro forma basis, after giving effect to the sale of the old notes, as of December 28, 2002, Central and the Guarantors would have had total Senior Debt of approximately $75.8 million, and would have had $130.0 million of additional availability under the Credit Facilities. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes and under the guarantees of the notes will be subordinated to the payment of Senior Debt. The indenture will permit us and our subsidiaries to incur additional Senior Debt.

As of the date of the indenture, substantially all of our subsidiaries are “Restricted Subsidiaries” and guarantee the notes. However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries and Certain Permitted Investments,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes. In addition, the indenture permits Central to designate Restricted Subsidiaries (including Guarantors) as “Permitted Investments” to the extent permitted under clauses (8) and (9) of the definition of such term, in which case such Restricted Subsidiaries will not be required to be (or required to remain, as the case may be) Guarantors.

Principal, Maturity and Interest

Central will issue in this exchange offering notes in an aggregate principal amount of up to $150.0 million. Central may issue additional notes under the indenture from time to time after this offering. Any offering of additional notes will be subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” All notes issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Central will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 1, 2013.

Interest on the notes will accrue at the rate of 9 1/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2003. Central will make each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder of $1.0 million or more of notes has given wire transfer instructions to Central, Central will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Central elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Central may change the paying agent or registrar without prior notice to the Holders of the notes, and Central or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Central is not required to transfer or exchange any note selected for redemption. Also, Central is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary

Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Central or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Central, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Central, if the Guarantor is no longer a Subsidiary of Central as a result of such sale or disposition and if the sale or disposition does not violate the “Asset Sale” or “Restricted Payments” provisions of the indenture; or

(3)	if Central designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture or if Central designates a Restricted Subsidiary that is a Guarantor as a Permitted Investment made pursuant to clause (8) or (9) of the definition of “Permitted Investments” in accordance with the applicable provisions of the indenture.

See “— Repurchase at the Option of Holders — Asset Sales” and “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries and Certain Permitted Investments.”

Subordination

The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Central, including Senior Debt incurred after the date of the indenture.

In the event of any distribution to creditors of Central:

(1)	in a liquidation or dissolution of Central;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Central or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Central’s assets and liabilities;

the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”).

Central also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee and Central receive a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt (or their representative).

Payments on the notes may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the trustee or the Holder has actual knowledge that the payment is prohibited the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Central must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Central, Holders of notes may recover less ratably than creditors of Central who are holders of Senior Debt. See “Risk Factors — Your right to receive payments on the notes and the guarantees is junior to our existing senior indebtedness and possibly all of our future borrowings.”

The obligations of each Guarantor under its Subsidiary Guarantee will be subordinated to the Senior Debt of that Guarantor on the same terms described above.

Optional Redemption

At any time prior to February 1, 2006, Central may on any one or more occasions redeem up to 33% of the aggregate principal amount of notes issued under the indenture at a redemption price of 109.125% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1)	at least 67% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Central and its Subsidiaries); and

(2)	the redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at Central’s option prior to February 1, 2008.

After February 1, 2008, Central may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2008	104.563%
2009	103.042%
2010	101.521%
2011 and thereafter	100.000%

Mandatory Redemption

Central will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Central to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Central will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, Central will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Central will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Central will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Central will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Central.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

If a Change of Control Offer is made, there can be no assurance that Central will have available funds sufficient to pay the purchase price for all of the notes that might be tendered by Holders seeking to accept the Change of Control Offer. The failure of Central to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the trustee and the Holders the rights described under “— Events of Default and Remedies.”

Central’s Credit Facilities provide that certain change of control events with respect to Central would constitute a default thereunder and prohibit Central from consummating a Change of Control Offer. Any future credit agreements or other agreements relating to Senior Debt to which Central becomes a party may contain similar provisions. If a Change of Control occurs, Central could seek a waiver of any resulting default and, if required, the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contains such prohibition. If Central is not successful in obtaining a waiver of any change of control default and the consent of the lenders or in refinancing such borrowings, such Senior Debt will be in default, and Central will remain prohibited from purchasing notes. In such case, Central’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, also constitute a default under the Credit Facilities. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders.

Prior to mailing the notice referred to above, but in any event within 90 days following a Change of Control, Central will either repay all outstanding Senior Debt or obtain the requisite waivers and consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Central will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Central to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable, unless a notice of redemption pursuant to the provisions described above under “— Optional Redemption” has been given prior to the obligation to make the Change of Control Offer. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Central repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Central will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Central and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Central and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a

Holder of notes to require Central to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Central and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Central will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Central or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value (including the fair market value of any non-cash assets transferred or liabilities assumed) is determined by Central’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by Central or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Central’s most recent consolidated balance sheet, of Central or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and are (i) subject to a customary novation agreement that releases Central or such Restricted Subsidiary from further liability with respect to any such liabilities other than accounts payable or (ii) satisfied in full within 60 days of the Asset Sale;

(b)	any securities, notes or other obligations received by Central or any such Restricted Subsidiary from such transferee in respect of which cash is received by Central or such Restricted Subsidiary within 60 days of the Asset Sale, to the extent of the cash received;

(c)	in the case of the sale of all of the Equity Interests in any of Central’s Restricted Subsidiaries, or the merger of a Restricted Subsidiary with a Person as a result of which Central and its Restricted Subsidiaries do not own any of the Equity Interests in the surviving entity of such merger, any liabilities of the Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) for which the Restricted Subsidiary or surviving entity remains liable after the Asset Sale;

(d)	cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale; and

(e)	up to $25 million of non-cash consideration received from any person other than an Affiliate of Central outstanding (not converted to cash) at any time.

Notwithstanding the immediately preceding paragraph, Central and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph if:

(1)	Central or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of, as evidenced by a resolution of Central’s Board of Directors set forth in an officers’ certificate delivered to the trustee, and

(2)	at least 75% of the consideration for such Asset Sale constitutes cash or assets that are not classified as current assets under GAAP and are used or useful in a Permitted Business;

provided that any cash received by Central or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds (to the extent not excluded from the definition of “Net Proceeds”) subject to the provisions of the three succeeding paragraphs.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Central or the Restricted Subsidiary may apply those Net Proceeds at its option to any one or more of the following:

(1)	to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make capital expenditures; or

(4)	to acquire other assets that are not classified as current assets under GAAP and are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Central or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, Central will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Central may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based upon the aggregate principal amount of each that was properly tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Central’s Credit Facilities require the consent of the lenders to most asset sales and prohibit the retirement of the notes and other indebtedness that ranks junior to such Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which Central becomes a party may contain similar provisions or may require prepayment of such Senior Debt with all or a portion of the proceeds of such asset sales. In such case, it is likely that Central would apply the net proceeds to retire Senior Debt or, to the extent permitted under such agreements, acquire assets for use in a Permitted Business.

Central will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Central will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

In the event of a redemption pursuant to the provisions described above under “— Optional Redemption,” notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. No notes can be redeemed in part if less than $1,000 would remain outstanding.

Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Central will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Central’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Central or any of its Restricted Subsidiaries) or to the direct or indirect holders of Central’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Central or to Central or a Restricted Subsidiary of Central);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Central) any Equity Interests of Central;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees (excluding intercompany Indebtedness between or among Central and its Restricted Subsidiaries), except a payment of interest (including any amount comparable to Liquidated Damages) or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	Central would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Central and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Central for the period (taken as one accounting period) from the first day of Central’s second fiscal quarter of fiscal year 2003 to the end of Central’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by Central since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Central (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Central that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Central), plus

(c)	in the event Central issues Equity Interests of Central in consideration for an acquisition by Central or any of its Restricted Subsidiaries of a Person that becomes a Wholly-Owned Restricted Subsidiary of Central as a result of such acquisition or of assets that are acquired by Central or a Wholly-Owned Restricted Subsidiary of Central, an amount equal to 75% of the Equity Market Value of the Equity Interests of Central so issued as of the closing of the acquisition; plus

(d)	in the event any return of capital is realized in respect of any Restricted Investment that was made after the date of the indenture, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less any direct, out-of-pocket cost of disposition, if any) and (ii) the initial amount of such Restricted Investment less any amounts previously realized under clause (i) with respect to such Restricted Investment; plus

(e)	to the extent that any Subsidiary that was designated as an Unrestricted Subsidiary after the date of the indenture is redesignated as a Restricted Subsidiary, the lesser of (i) the amount of the Investment in the Subsidiary treated as a Restricted Payment at and since the time that the Subsidiary was designated as an Unrestricted Subsidiary, as determined by the last paragraph of this covenant and (ii) the fair market value of the Investment in the Subsidiary as of the date that it is redesignated as a Restricted Subsidiary; plus

(f)	the increase in stockholders’ equity resulting from any conversion of any of Central’s outstanding Convertible Subordinated Notes; plus

(g)	$10.0 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Central or any Guarantor or of any Equity Interests of Central in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Central) of, Equity Interests of Central (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Central or any Guarantor in exchange for, or out of the net cash proceeds received from, the substantially concurrent sale of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of Central to the holders of its Equity Interests on a pro rata basis and the redemption, purchase, cancellation or other retirement of Equity Interests in a Restricted Subsidiary;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Central or any Restricted Subsidiary of Central held by any member of Central’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement, stockholders agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period and $10.0 million in the aggregate;

(6)	the repurchase of Equity Interests of Central or any Restricted Subsidiary of Central deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the purchase price thereof;

(7)	the redemption of the Convertible Subordinated Notes in accordance with the covenant described below under the caption “— Redemption of Convertible Subordinated Notes;” and

(8)	Restricted Payments in an aggregate amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Central or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Central’s Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than three business days after the date of making any Restricted Payment, Central will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Central will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Central will not issue Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Central may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Central’s Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Central’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Central and any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Central and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $225.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Central or any of its Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales” or (y) the amount of the Borrowing Base as of the date of such incurrence;

(2)	the incurrence by Central and its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by Central and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by Central or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (9) of this paragraph;

(5)	the incurrence by Central or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Central and any of its Subsidiaries; provided, however, that:

(a)	if Central or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Central, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Central or a Restricted Subsidiary of Central and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Central or a Restricted Subsidiary of Central; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Central or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)	the incurrence by Central or any of its Restricted Subsidiaries of Hedging Obligations with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding;

(7)	the guarantee by Central or any of its Restricted Subsidiaries of Indebtedness of Central or a Restricted Subsidiary of Central that was permitted to be incurred by another provision of this covenant;

(8)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Central as accrued; and

(9)	the incurrence by Central or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $50.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Central will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

No Layering of Debt

Central will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Central and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee; provided, however, that notwithstanding the foregoing, no Indebtedness of Central or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Central or such Guarantor solely by virtue of being unsecured.

Liens

Central will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness for money borrowed on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the Indebtedness so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Central will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Central or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Central or any of its Restricted Subsidiaries;

(2)	make loans or advances to Central or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Central or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and the Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law;

(4)	any instrument or agreement of a Restricted Subsidiary acquired by Central or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument or agreement was entered into or amended or modified to add or increase such encumbrance or restriction in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to Central or any Restricted Subsidiary, or the properties or assets of Central or any Restricted Subsidiary, other than the Restricted Subsidiary, or the property or assets of the Restricted Subsidiary, so acquired; provided that, in the case of instruments or agreements governing Acquired Debt, such Acquired Debt would be permitted by the terms of the indenture to be incurred upon consummation of the acquisition;

(5)	any instrument or agreement of a Restricted Subsidiary that has been designated as a Permitted Investment made under clause (8) or (9) of the definition of “Permitted Investments” in accordance with the applicable provisions of the indenture which encumbrance or restriction is not applicable to Central or any Restricted Subsidiary, or the properties or assets of Central or any Restricted Subsidiary, other than the Restricted Subsidiary, or the property or assets of the Restricted Subsidiary, so designated;

(6)	non-assignment and sub-letting provisions in leases, licenses and other agreements that are customary for such agreements and are entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary or assets of Central or a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary or transfers of such assets pending such sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements that have been approved by the Board of Directors of Central; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Central may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Central is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Central and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) Central is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Central) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Central) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Central under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Central or the Person formed by or surviving any such consolidation or merger (if other than Central), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Central may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Central and any of its Restricted Subsidiaries that are Guarantors, or to a merger between Central and any Restricted Subsidiary that is a Guarantor.

Transactions with Affiliates

Central will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Central (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Central or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Central or such Restricted Subsidiary with an unrelated Person; and

(2)	Central delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Central set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Central of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or consulting agreement entered into by Central or any of its Restricted Subsidiaries in the ordinary course of business of Central or such Restricted Subsidiary;

(2)	transactions between or among Central and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Central solely because Central owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable fees and compensation to, and indemnity provided on behalf of, directors and officers of Central or of any Restricted Subsidiary;

(5)	sales of Equity Interests (other than Disqualified Stock) of Central to Affiliates of Central; and

(6)	Restricted Payments that are permitted by the covenant described above under the caption “— Restricted Payments” other than Restricted Payments that are permitted by reason of clause (4) of the second paragraph of such covenant.

Business Activities

Central will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activities other than in a Permitted Business.

Additional Subsidiary Guarantees

If, after the date of the indenture, Central or any of its Restricted Subsidiaries:

(1)	acquires or creates a Domestic Subsidiary that at any time has total assets of more than $1,000,000 as reflected on such Domestic Subsidiary’s most recent balance sheet as of the date of determination or Consolidated Cash Flow for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determination of more than $500,000;

(2)	has a Foreign Subsidiary that guarantees any Indebtedness of Central or any of its Restricted Subsidiaries (except Foreign Subsidiaries) other than the notes; or

(3)	has a Domestic Subsidiary, including any Domestic Subsidiaries that are not Guarantors on the date of this indenture due to the fact that such Domestic Subsidiary does not meet either of the thresholds set forth in clause (1) above, that at any time exceeds either of the thresholds set forth in clause (1) above, then that Foreign Subsidiary or Domestic Subsidiary will become a Guarantor and execute a Subsidiary Guarantee and deliver an opinion of counsel satisfactory to the trustee regarding the authorization and enforceability of such Subsidiary Guarantee within 30 days of the date on which it was acquired, created or otherwise becomes subject to this covenant; provided that any Restricted Subsidiary designated as a Permitted Investment made under clause (8) or (9) of the definition of “Permitted Investments” in accordance with the applicable provisions of the indenture will not be required to become a Guarantor unless it guarantees other Indebtedness of Central or a Restricted Subsidiary of Central (other than a Foreign Subsidiary guaranteeing the Indebtedness of another Foreign Subsidiary).

Designation of Restricted and Unrestricted Subsidiaries and Certain Permitted Investments

The Board of Directors of Central may designate any Restricted Subsidiary to be an Unrestricted Subsidiary or to be a Permitted Investment made under clause (8) or (9) of the definition of “Permitted Investments,” if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Central and its Restricted Subsidiaries in the Subsidiary to be designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or, if applicable, the amount available for Permitted Investments under clause (8) or (9) of the definition of “Permitted Investments,” as determined by Central. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as a Permitted Investment under clause (8) and/or (9) of the definition of “Permitted Investments,” the aggregate fair market value of all outstanding Investments owned by Central and its Restricted Subsidiaries in the Subsidiary to be designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available under clause (8) and/or (9) of the definition of “Permitted Investments.” Such designation will only be permitted if the Investment would be permitted by clause (8) or (9) of the definition of “Permitted Investments” at that time. Any designation of a Restricted Subsidiary as a Permitted Investment made under clause (8) or (9) of the definition of “Permitted Investments” will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation was permitted by this covenant. Upon a Restricted Subsidiary’s designation as an Unrestricted Subsidiary or a Permitted Investment in accordance with this covenant, it will cease to be a Guarantor and its Subsidiary Guarantee will be released. The Board of Directors of Central may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Upon any such redesignation or other designation as a Restricted Subsidiary, such Subsidiary (unless designated as a Permitted Investment made under clause (8) or (9) of the definition of “Permitted Investments”) will become a Guarantor and execute a Subsidiary Guarantee as and to the extent required under “— Certain Covenants — Additional Subsidiary Guarantees.” Fair market value for purposes of this covenant will be determined by the Board of Directors of Central as specified in the last paragraph of the covenant described under “— Restricted Payments.”

Payments for Consent

Central will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Redemption of Convertible Subordinated Notes

Central redeemed all of the outstanding Convertible Subordinated Notes on February 14, 2003. Concurrently with the sale of the old notes, Central mailed a notice of redemption of the Convertible Subordinated Notes that complied with the terms of the indenture governing the Convertible Subordinated Notes and irrevocably deposited the amount sufficient to redeem all outstanding Convertible Subordinated Notes, including any applicable premium and accrued interest to the redemption date with the trustee for the Convertible Notes.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Central will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations (together with any extensions granted by the Commission):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Central were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Central’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Central were required to file such reports.

If Central has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Central and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Central.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Central will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods specified in the Commission’s rules and regulations (together with any extensions granted by the Commission) and make such information available to securities analysts and prospective investors upon request. In addition, Central and the Guarantors have agreed that, for so long as any notes (other than Exchange Notes) remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Central or any of its Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4)	failure by Central or any of its Subsidiaries to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” and such failure continues for 30 days;

(5)	failure by Central or any of its Subsidiaries for 60 days after notice by the trustee or Holders of at least 25% in principal amount of the then outstanding notes to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Central or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Central or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(7)	failure by Central or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million (to the extent not insured), which judgments are not paid, discharged or stayed by court order or by agreement of the parties for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Central, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(10)	failure of Central to redeem all of its outstanding Convertible Subordinated Notes on or prior to February 28, 2003.

In the case of an Event of Default arising from an event of bankruptcy or insolvency described in clause (9) above, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal (including redemption or purchase price) or interest or Liquidated Damages.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal (including redemption or purchase price) of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Central with the intention of avoiding payment of the premium that Central would have had to pay if Central then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 1, 2008, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Central with the intention of avoiding the prohibition on redemption of the notes prior to February 1, 2008, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the Holders of a majority in aggregate principal amount of the outstanding notes, by written notice to Central and the trustee, may rescind such declaration and its consequences if: (i) Central has paid or deposited with the trustee a sum sufficient to pay (A) all overdue interest on all notes, (B) all unpaid principal of (and premium, if any, on) any outstanding notes that has become due, other than by such declaration of acceleration, and interest thereon at the rate borne by the notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes, and (D) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on), or interest on, the notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

Central is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Central is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Central or any Guarantor, as such, will have any liability for any obligations of Central or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Central may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	Central’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Central’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Central may, at its option and at any time, elect to have the obligations of Central and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Central must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Central must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Central has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Central has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Central has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Central or any of its Subsidiaries is a party or by which Central or any of its Subsidiaries is bound;

(6)	Central must deliver to the trustee an officers’ certificate stating that the deposit was not made by Central with the intent of preferring the Holders of notes over the other creditors of Central with the intent of defeating, hindering, delaying or defrauding creditors of Central or others; and

(7)	Central must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal (including redemption or purchase price) of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, Central, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Central’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Central’s assets;

(4)	to provide for additional Subsidiary Guarantees or to limit or eliminate the ability of Central to obtain the release of a Guarantor or a Subsidiary Guarantee;

(5)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(6)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Central, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Central or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Central or any Guarantor is a party or by which Central or any Guarantor is bound;

(3)	Central or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Central has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Central must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Central or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The new notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of

DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Central takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Central that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Central that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Central and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Central, the trustee nor any agent of Central or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Central that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Central. Neither Central nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Central and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Central that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Central nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies Central that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Central fails to appoint a successor depositary;

(2)	Central, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions, if any, applicable to such notes.

Same Day Settlement and Payment

Central will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Central will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address, but only, in connection with any payment of principal or redemption or purchase price of or premium on any certificated note, upon surrender thereof at the office of the trustee or any paying agent. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Central expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Central that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Central and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Central’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(2)	a transfer of assets between or among Central and its Restricted Subsidiaries,

(3)	an issuance of Equity Interests by a Subsidiary to Central or to another Restricted Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition, without the sale or other disposition of other types of assets as part of the same transaction, of cash or Cash Equivalents or Government Securities; and

(6)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership or limited liability company, the Board of Directors of the general partner of the partnership or managing member of the limited liability company; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by Central and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2)	50% of the book value of all inventory owned by Central and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Central and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of Central;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Central, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Central are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication):

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income;

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income;

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; and

(5)	if applicable to such calculation, “other charges and unusual items” for the fiscal year ended September 28, 2002 or any fiscal quarter or quarters thereof, set forth in note (3) under the caption “Selected Historical Financial Data,” to the extent that such “other charges and unusual items” were deducted in computing such Consolidated Net Income;

minus non-cash items increasing such Consolidated Net Income for such period, other than any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period or the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits, depreciation and amortization and other non-cash expenses, and net adjustment to Consolidated Cash Flow of a Restricted Subsidiary of Central will be added to Consolidated Net Income to compute Consolidated Cash Flow of Central only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Central by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Central who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Subordinated Notes” means the 6% Convertible Subordinated Notes due 2003 of Central.

“Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated as of December 12, 2000, as amended to date, by and among Central and certain of its Subsidiaries and Congress Financial Corporation (Western), including any related notes, guarantees, collateral documents, instruments, and agreements executed in connection therewith, and in each case, as amended, restated, modified, refunded, replaced, or refinanced in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including without limitation the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, amended and restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	after payment in full of all Obligations under the Credit Agreement, or upon the consent of the lenders thereunder, any other Senior Debt permitted under the indenture the outstanding principal amount of which is or may be $15.0 million or more and that has been designated by Central as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Central to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Central may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Central that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Central.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Market Value” means with respect to Equity Interests of Central:

(1)	if the Equity Interests are registered under the Exchange Act and listed on a national securities exchange or the Nasdaq National Market, the closing price of the Equity Interests on the date of determination (or if the date of determination is not a business day, the first business day after the date of determination) on the principal national securities exchange or automated quotation system on which the Equity Interests are traded; or

(2)	if clause (1) is not applicable because such Equity Interests are not so registered and listed or if there is no trading in the Equity Interests on the applicable day, the fair market value as determined by Central’s Board of Directors which shall be evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee and shall be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million.

“Existing Indebtedness” means Indebtedness of Central and its Subsidiaries (other than Indebtedness under the Credit Facilities and Indebtedness represented by the Convertible Subordinated Notes) in existence on the date of the indenture in an aggregate amount not to exceed $25.0 million, until such amounts are repaid.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with clause (2) below, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	any pro forma calculation under clause (1) shall be set forth in an officers’ certificate of Central delivered to the trustee, which calculation may include (a) any adjustments that would satisfy the requirements of Regulation S-X under the Securities Act and (b) any other operating expense reductions Central reasonably expects to result from the acquisition transaction, if such expected reductions are (i) set forth in reasonable detail in a plan approved by or resolutions of the Board of Directors, and (ii) limited to operating expenses specified in such plan or resolutions (and, if any such reductions are set forth as a range, the lowest amount of such range) that would otherwise have resulted in the payment of cash within twelve months after the date of consummation of such transaction, net of any operating expenses (other than extraordinary items, non-recurring or temporary charges and other similar one-time expenses associated with such transaction) reasonably expected to be incurred to implement such plan or to obtain goods or services (including without limitation personnel, occupancy and transportation expenses) in replacement of goods and services that are being curtailed or eliminated to effect such expected reductions and that are to be paid in cash during such twelve-month period.

(3)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(4)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense during such period on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends paid or accrued during such period, whether or not in cash, on any Disqualified Stock of such Person or any preferred stock of its Restricted Subsidiaries, other than dividends payable solely in Equity Interests (other than Disqualified Stock) of Central or to Central or a Restricted Subsidiary of Central, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined marginal federal, state and local income tax rate of such Person (taking into account the deductibility of state and local taxes for federal income tax purposes), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	Four Paws Products Ltd., Grant Laboratories, Inc., Kaytee Products, Incorporated, Matthews Redwood & Nursery Supply, Inc., Pennington Seed, Inc., Phaeton Corporation (dba Unicorn Labs), Seeds West, Inc., All-Glass Aquarium Co., Inc., Oceanic Systems, Inc., T.F.H. Publications, Inc., Wellmark International, Norcal Pottery Products, Inc., Pennington Seed Inc. of Nebraska and Gro Tec, Inc.; and

(2)	any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

which Subsidiary Guarantee has not been released, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3)	the lesser of the Indebtedness and the fair market value of the collateral asset, in the case of any Indebtedness of others secured by a Lien on any asset of the specified Person; and

(4)	the lesser of the primary Indebtedness and any stated limit on recourse under the Guarantee, in the case of Indebtedness of others secured by a Guarantee of the specified Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Central or any Subsidiary of Central sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Central such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Central, Central will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Central’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Central or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Central or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments,” if the acquired Person becomes a Restricted Subsidiary as a result of such acquisition and such third Person does not become a Restricted Subsidiary as a result of such acquisition.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset.

“Moody’s” means Moody’s Investors Service and any successor thereto.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain (but not loss other than any loss incurred in connection with the redemption of the Convertible Subordinated Notes), together with any related provision for taxes on such extraordinary gain (but not any such loss);

(3)	the cumulative effect of a change in accounting principles; and

(4)	any non-cash impairment loss determined in accordance with GAAP related to the carrying value of goodwill of Central or its Restricted Subsidiaries reflected in the consolidated financial statements of Central.

“Net Proceeds” means the aggregate cash proceeds received by Central or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and financial advisory and investment banking or finders’ fees, and sales commissions, and any relocation, severance or separation expenses incurred as a result of the Asset Sale, and costs of environmental investigation and remediation associated with the properties or assets conducted in connection with the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale, and amounts required to be expended from any reserve established in accordance with GAAP in connection with such Asset Sale, including for pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (d) amounts required to be paid to any Person (other than Central or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Central nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Central or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Central or any of its Restricted Subsidiaries (other than Equity Interests in an Unrestricted Subsidiary).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business in which Central and its Restricted Subsidiaries were engaged on the date of the indenture, any other business in the garden products industry or the pet products industry, and any business determined in good faith by Central’s Board of Directors to be reasonably related or complementary thereto.

“Permitted Holder” means (i) William E. Brown, (ii) the spouse or lineal descendants of William E. Brown or (iii) any corporation, limited liability company, partnership, trust or other entity, the controlling equity interests in which are held by or for the benefit of William E. Brown and/or his spouse or lineal descendants.

“Permitted Investments” means:

(1)	any Investment in Central or in a Restricted Subsidiary of Central that (except for Foreign Subsidiaries) is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Central or any Subsidiary of Central in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Central; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Central or a Restricted Subsidiary of Central;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Central;

(6)	any Investments received in compromise of obligations or liabilities, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of the obligor or the Person subject to the liability so compromised or upon foreclosure on any secured Investment;

(7)	Hedging Obligations;

(8)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the indenture not to exceed in original amount at any time outstanding 10% of the book value of Central’s tangible assets as of the end of Central’s most recently ended fiscal quarter for which internal financial statements are available at the time of any such Investment;

(9)	only in the event that amounts available for Permitted Investments under the preceding clause (8) have been fully utilized and in addition to any amounts utilized under such clause, other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the indenture not to exceed in original amount at any time outstanding 10% of the book value of Central’s tangible assets as of the end of Central’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Investment if:

(a)	after giving pro forma effect to such Investment as if it were made at the beginning of Central’s most recently ended four full fiscal quarters for which internal financial statements are available, Central’s Fixed Charge Coverage Ratio for such period would have been at least 3.0 to 1, excluding from such calculation (i) in the case of an Investment in a Restricted Subsidiary or other entity, the Consolidated Cash Flow attributable to such Investment for such period, and (ii) in the case of any Restricted Subsidiary that is being designated as a Permitted Investment pursuant to this clause (9) in accordance with the covenant entitled “Designation of Restricted and Unrestricted Subsidiaries and Certain Permitted Investments,” the Consolidated Cash Flow attributable to such Restricted Subsidiary for such period, in each case as reasonably determined by Central’s Board of Directors;

(b)	the rating of the notes by each of Moody’s and S&P at the time such Investment is made is equal to or higher than the respective rating of the notes by each such rating agency on the date of the indenture;

(c)	no Default or Event of Default has occurred and is continuing; and

(d)	in respect of each Investment made or deemed made pursuant to this clause (9) in excess of $2.0 million, Central shall provide notice to the trustee of such Investment by filing with the trustee a certified copy of the board resolution giving effect to such Investment and an officers’ certificate certifying that such Investment complied with the preceding conditions; and

(10)	any Guarantee permitted to be incurred under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or any payment pursuant to any such Guarantee.

“Permitted Junior Securities” means:

(1)	Equity Interests in Central or any Guarantor or any successor to either of the foregoing; or

(2)	debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1)	Liens on assets of Central and its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2)	Liens in favor of Central and its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Central or any Restricted Subsidiary of Central; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Central or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by Central or any Restricted Subsidiary of Central; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens securing reimbursement obligations with respect to letters of credit and surety or performance bonds issued in the ordinary course of business;

(6)	Liens existing on the date of the indenture;

(7)	Liens on Equity Interests in Unrestricted Subsidiaries that secure Non-Recourse Debt; and

(8)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods.

“Permitted Refinancing Indebtedness” means any Indebtedness of Central or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Central or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith, including consent fees);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the notes, and is subordinated in right of payment to, the notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by Central, by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or by any intermediate Restricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Central pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Central).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and any successor thereto.

“Senior Debt” means:

(1)	all Indebtedness of Central or any Guarantor outstanding under the Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of Central or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated to any Senior Debt or on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing;

(2)	any intercompany Indebtedness of Central or any of its Subsidiaries to Central or any of its Affiliates;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is incurred in violation of the indenture; or

(5)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Central or any Guarantor.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of Central that is designated by the Board of Directors of Central as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Central or any Restricted Subsidiary of Central unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Central or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Central;

(3)	is a Person with respect to which neither Central nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Central or any of its Restricted Subsidiaries; and

(5)	has at least one director on its Board of Directors that is not a director or executive officer of Central or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Central or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Central as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and (i) will be deemed to be redesignated as a Restricted Subsidiary and (ii) any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Central as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Central will be in default of such covenant. The Board of Directors of Central may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Central of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Upon any such designation as a Restricted Subsidiary, such Subsidiary (unless it is a Restricted Subsidiary designated as a Permitted Investment made under clause (8) or (9) of the definition of “Permitted Investments” in accordance with the applicable provisions of the indenture) will become a Guarantor and execute a Subsidiary Guarantee as and to the extent required under “— Certain Covenants — Additional Subsidiary Guarantees.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain United States federal income tax consequences associated with the exchange of the old notes for the new notes and the purchase, ownership and disposition of the new notes as of the date hereof. Except where noted, it deals only with purchasers that acquired the old notes pursuant to the offering at the initial offering price and who will hold the new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not apply to certain types of holders subject to special rules, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding notes as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the United States dollar. Furthermore, the discussion below is based upon the provisions of the Code, existing and proposed United States Treasury regulations promulgated thereunder, and current administrative rulings and judicial decisions thereon, all of which are subject to change, possibly on a retroactive basis, which could result in United States federal income tax consequences different from those discussed below.

Prospective holders of notes are advised to consult with their tax advisors as to the United States federal income tax consequences of the purchase, ownership and disposition of notes in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

As used in this prospectus, the term “United States holder” means a beneficial owner of a note that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or partnership (or any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States holder. If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder of the notes, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their own tax advisors as to the particular federal income tax consequences applicable to them.

A “non-United States holder” is any beneficial owner of a note that is not a United States holder.

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer should be without United States federal income tax consequences. The new note received for an old note should be treated for United States federal income tax purposes as a continuation of the old note.

Tax Consequences to United States Holders

Stated interest on a new note generally will be taxable to a United States holder as ordinary income as it accrues or is received in accordance with the United States holder’s method of accounting for United States federal income tax purposes.

Upon the sale, exchange, retirement or other disposition of a new note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such United States holder’s adjusted tax basis in the new note. A United States holder’s adjusted tax basis in a new note will, in general, be the United States holder’s cost therefor, less any principal payments received by such holder. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the new note has been held for more than one year.

Tax Consequences to Non-United States Holders

Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below:

(a)   payments of interest on the new notes to any non-United States holder will not be subject to United States federal income, branch profits or withholding tax provided that:

•	the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-United States holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

•	such interest payments are not effectively connected with a United States trade or business; and

•	certain certification requirements are met. Such certification will be satisfied if the beneficial owner of the new note certifies on IRS Form W-8 BEN or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address, and (x) such beneficial owner files such form with the withholding agent or (y) in the case of a new note held through a foreign partnership or intermediary, the beneficial owner and the foreign partnership or intermediary satisfy certification requirements of applicable United States Treasury regulations; and

(b)   a non-United States holder will not be subject to United States federal income or branch profits tax on gain realized on the sale, exchange, or retirement or other disposition of a new note, unless (i) the gain is effectively connected with a trade or business carried on by such holder within the United States or, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is generally attributable to a United States permanent establishment maintained by the holder, or (ii) the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax with respect to a new note as a result of such individual’s death, provided that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) payments with respect to the new note would not have been effectively connected with the conduct of a United States trade or business.

Backup Withholding and Information Reporting

In general, payments of interest and the proceeds of the sale, exchange, retirement or other disposition of the new notes payable by a United States paying agent or other United States intermediary will be subject to information reporting. In addition, backup withholding will generally apply to these payments if (i) in the case of a United States holder, the holder fails to provide its correct taxpayer identification number, or fails to certify that it is not subject to backup withholding or fails to report all interest and dividends required to be shown on its United States federal income tax returns, or (ii) in the case of a non-United States holder, the holder fails to provide the certification on IRS Form W-8 BEN described above or otherwise does not provide evidence of its exempt status. Certain United States holders (including, among others, corporations) and non-United States holders that comply with certain certification requirements may not be subject to backup withholding. Any amount paid as backup withholding will be creditable against the holder’s United States federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service. Holders of new notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

PLAN OF DISTRIBUTION

We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of these old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale of new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes was passed upon for us by Orrick, Herrington & Sutcliffe LLP. A copy of the legal opinion rendered by Orrick, Herrington & Sutcliffe LLP was filed as an exhibit to the registration statement containing this prospectus.

EXPERTS

The financial statements of Central Garden & Pet Company as of September 28, 2002 and September 29, 2001, and for each of the three years in the period ended September 28, 2002, included in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. In this document, we “incorporate by reference” the information that we file with the Commission, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below as well as all future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is completed:

(a)	Our Annual Report on Form 10-K for the fiscal year ended September 28, 2002;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended December 28, 2002; and

(c)	Our Current Reports on Form 8-K filed December 11, 2002, January 14, 2003 and January 31, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Central Garden & Pet Company
3697 Mt. Diablo Blvd.
Lafayette, CA 94549
Attention: Investor Relations
Telephone: 1-925-283-4573

You can also inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at: Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference facilities of the Commission at prescribed rates. You can obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated herein by reference, is accurate as of any date other than that on the front of the document. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CENTRAL GARDEN & PET COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

(unaudited)

	December 28, 2002	September 28, 2002
ASSETS
Current assets:
Cash & cash equivalents	$14,790	$10,884
Accounts receivable (less allowance for doubtful accounts of $7,597 and $7,248)	105,843	130,984
Inventories	224,889	193,159
Prepaid expenses and other assets	19,115	26,096

Total current assets	364,637	361,123
Land, buildings, improvements and equipment—net	99,060	100,864
Goodwill	222,489	222,489
Deferred income taxes and other assets	46,791	47,481

Total	$732,977	$731,957

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Notes payable	$64,649	$59,975
Accounts payable	95,776	96,796
Accrued expenses	39,392	42,742
Current portion of long-term debt	122,593	7,593

Total current liabilities	322,410	207,106
Long-term debt	29,592	145,331
Other long-term obligations	2,059	2,012
Shareholders’ equity:
Class B stock, $.01 par value: 1,655,462 shares outstanding at September 28, 2002 and December 28, 2002	16	16
Common stock, $.01 par value: 31,008,198 and 31,209,373 issued and 17,265,948 and 17,467,123 outstanding at September 28, 2002 and December 28, 2002	312	310
Additional paid-in capital	534,413	532,290
Retained deficit	(10,998)	(10,281)
Treasury stock	(144,827)	(144,827)

Total shareholders’ equity	378,916	377,508

Total	$732,977	$731,957

See notes to condensed consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 28, 2002	December 29, 2001
Net sales	$211,936	$210,659
Cost of goods sold and occupancy	150,718	149,157

Gross profit	61,218	61,502
Selling, general and administrative expenses	59,254	59,621

Income from operations	1,964	1,881
Interest expense	(2,843)	(3,938)
Interest income	26	27
Other income (expense)	(341)	(528)

Loss before income taxes and cumulative effect of accounting change	(1,194)	(2,558)
Income taxes	(477)	(1,049)

Loss before cumulative effect of accounting change	(717)	(1,509)
Cumulative effect of accounting change, net of tax (Note 5)	—	(112,237)

Net loss	$(717)	$(113,746)

Basic and diluted loss per common equivalent share:
Before cumulative effect of accounting change	$(0.04)	$(0.08)
Cumulative effect of accounting change	—	(6.09)

Basic and diluted loss per common equivalent share	$(0.04)	$(6.17)

Basic and diluted weighted average shares used in the computation of loss per share	19,060	18,446

See notes to condensed consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 28, 2002	December 29, 2001
Cash flows from operating activities:
Net loss	$(717)	$(113,746)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,501	4,284
Cumulative effect of accounting change	—	146,748
Deferred income taxes	—	(34,511)
Change in assets and liabilities:
Receivables	25,141	6,443
Inventories	(31,730)	(13,681)
Prepaid expenses and other assets	7,441	2,972
Accounts payable	(1,020)	6,208
Accrued expenses	(3,350)	(5,934)
Other long-term obligations	47	(133)

Net cash provided by (used in) operating activities	313	(1,350)
Cash flows from investing activities:
Additions to land, buildings, improvements and equipment	(2,467)	(1,920)

Net cash used in investing activities	(2,467)	(1,920)
Cash flows from financing activities:
Borrowings under lines of credit, net	4,674	747
Repayments of long-term debt	(739)	(77)
Proceeds from issuance of common stock—net	2,125	—

Net cash provided by financing activities	6,060	670
Net increase (decrease) in cash and cash equivalents	3,906	(2,600)
Cash and cash equivalents at beginning of period	10,884	8,292

Cash and cash equivalents at end of period	$14,790	$5,692

Supplemental information:
Cash paid for interest	$1,125	$2,335

Cash paid for taxes, net of refunds	$(8,319)	$48

See notes to condensed consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended December 28, 2002

(unaudited)

1.    Basis of Presentation

The condensed consolidated balance sheet as of December 28, 2002, the condensed consolidated statements of operations for the three months ended December 29, 2001 and December 28, 2002 and the condensed consolidated statements of cash flows for the three months ended December 29, 2001 and December 28, 2002 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods mentioned above, have been made.

Due to the seasonal nature of the Company’s business, the results of operations for the three months ended December 28, 2002 are not indicative of the operating results that may be expected for the year ending September 27, 2003. It is suggested that these interim financial statements be read in conjunction with the annual audited financial statements, accounting policies and financial notes thereto, included in the Company’s 2002 Annual Report on Form 10-K which has previously been filed with the Securities and Exchange Commission.

2.    New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the assets. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The Company has adopted SFAS No. 143 beginning September 29, 2002 (the first quarter of fiscal year 2003). The adoption of SFAS No. 143 did not have a material impact on our consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” that replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Liabilities for discontinued operations will no longer include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company has adopted SFAS No. 144 for its fiscal year beginning September 29, 2002. The adoption of SFAS No. 144 did not have an impact on the financial position, results of operations or cash flows of the Company.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The Company will adopt the provisions of SFAS No. 146 for any restructuring activities initiated after September 28, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of SFAS No. 148 are effective beginning in the quarter ended March 29, 2003 and are not expected to have a material impact on the Company’s financial position or results of operations.

3.    Earnings Per Share

Options to purchase 2,348,741 and 2,706,859 shares of common stock at prices ranging from $1.30 to $33.94 per share were outstanding during the three-month periods ended December 28, 2002 and December 29, 2001, respectively, but were not included in the computation of diluted earnings per share because the assumed exercise would have been anti-dilutive in each period. Shares of common stock from the assumed conversion of the company’s convertible securities totaling 4,107,143 were also not included in the computation of diluted earnings per share for the three-month periods ended December 28, 2002 and December 29, 2001 because the assumed conversion would have been anti-dilutive.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Segment Information

Management has determined that the reportable segments of the Company are Pet Products and Garden Products, based on the level at which the chief operating decision making group reviews the results of operations to make decisions regarding performance assessment and resource allocation.

	Three Months Ended
	December 28, 2002	December 29, 2001
	(in thousands)
Net Sales:
Pet Products	$118,688	$116,795
Garden Products	93,248	93,864

Total net sales	$211,936	$210,659

Income (loss) from operations:
Pet Products	$9,873	$7,797
Garden Products	(3,221)	(1,534)
Corporate	(4,688)	(4,382)

Total income from operations	1,964	1,881

Interest expense—net	(2,817)	(3,911)
Other income (expense)	(341)	(528)
Income taxes	(477)	(1,049)

Loss before cumulative effect of accounting change	(717)	(1,509)
Cumulative effect of accounting change, net of tax	—	(112,237)

Net loss	$(717)	$(113,746)

Depreciation and amortization:
Pet Products	$3,045	$2,733
Garden Products	1,331	1,407
Corporate	125	144

Total depreciation and amortization	$4,501	$4,284

	December 28, 2002	September 28, 2002
	(in thousands)
Assets:
Pet Products	$199,654	$201,051
Garden Products	264,145	254,903
Corporate	269,178	276,003

Total assets	$732,977	$731,957

Goodwill (included in corporate assets):
Pet Products	$117,099	$117,099
Garden Products	105,390	105,390

Total goodwill	$222,489	$222,489

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Cumulative Effect of Accounting Change—Adoption of SFAS No. 142

During fiscal 2002, management completed its measurement of the goodwill impairment resulting from the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” The amount of goodwill impairment upon adoption is reflected as the cumulative effect of an accounting change as of September 30, 2001 in the accompanying condensed consolidated financial statements.

Goodwill balances within the Pet Products and Garden Products segments were tested for impairment as of September 30, 2001. Based on the analysis performed, the Company recorded a non-cash charge to write down goodwill in its Pet Products segment by $94.8 million ($70.1 million after tax) and in its Garden Products segment by $51.9 million ($42.1 million after tax).

As of June 30, 2002, the Company performed its annual goodwill impairment analysis. Based on the results of that analysis, no additional reduction of goodwill was required during fiscal year 2002.

6.    Contingencies

TFH Litigation.    In December 1997, Central acquired all of the stock of TFH Publications, Inc. (“TFH”). In connection with the transaction, Central made a $10 million loan to the sellers, which was evidenced by a Promissory Note. In September 1998, the prior owners of TFH brought suit against Central and certain executives of Central for damages and relief from their obligations under the Promissory Note, alleging, among other things, that Central’s failure to properly supervise the TFH management team had jeopardized their prospects of achieving certain earnouts. Central believes that these allegations are without merit. Central counterclaimed against the prior owners for enforcement of the Promissory Note, rescission and/or damages and other relief, alleging, among other things, fraud, misrepresentation and breach of fiduciary duty by the prior owners of TFH. These actions, Herbert R. Axelrod and Evelyn Axelrod v. Central Garden & Pet Company; Glenn S. Axelrod; Gary Hersch; William E. Brown; Robert B. Jones; Glen Novotny; and Neill Hines, Docket No. MON-L-5100-99, and TFH Publications, Inc. v. Herbert Axelrod et al., Docket No. L-2127-99 (consolidated cases), are in the New Jersey Superior Court. The case is currently in pretrial discovery and is scheduled for trial in Spring of 2003.

During the course of discovery in this action, Central has become aware of certain information which shows that prior to the acquisition of TFH by Central, certain records of TFH were prepared in an inaccurate manner which, among other things, resulted in underpayment of taxes by certain individuals. Those individuals could be liable for back taxes, interest, and penalties. In addition, even though all of the events occurred prior to the acquisition of TFH by Central, there is a possibility that TFH could be liable for penalties for events which occurred under prior management. Central believes that TFH has strong defenses available to the assertion of any penalties against TFH. Central cannot predict whether TFH will be required to pay any such penalties. In the event that TFH were required to pay penalties, Central would seek compensation from the prior owners.

In March 2001, the prior owners of TFH also brought a separate action in federal court seeking to enforce what they alleged was an “arbitration award” made by an accountant concerning the closing balance sheet of TFH. The prior owners contended that the decisions by the accountant concerning the closing balance sheet entitled them to additional monies under the purchase price provisions of the Stock Purchase Agreement. The federal court held that the accountant did not make any monetary award. The federal court entered a judgment enforcing the decisions made by the accountant concerning the closing balance sheet of TFH, but the court did not, and refused to, enter a monetary award. See Evelyn M. Axelrod, et al. v. Central Garden & Pet Company, Civil Action No. 01-1262 (MLC) U.S.D.C. of New Jersey. The prior owners have argued in the consolidated civil actions pending in the New Jersey Superior Court that the judgment by the federal court entitles them to additional monies under the purchase price provision of the Stock Purchase Agreement. The New Jersey Superior

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Court has stated that it will not, at this time, enter a monetary award, but that it, like the federal court, will confirm the decisions made by the accountant concerning the closing balance sheet of TFH. Central believes that it has defenses to the claims by the prior owner for additional monies under the purchase price provisions of the Stock Purchase Agreement, and that the prior owners’ claims are subject to or will be offset by Central’s claims against the prior owners.

Central does not believe that the outcome of the above TFH matters will have a material adverse impact on its operations, financial position, or cash flows.

Scotts Litigation.    On June 30, 2000, The Scotts Company filed suit against Central to collect the purchase price of certain lawn and garden products previously sold to Central. Scotts filed an amended complaint seeking $23 million for such products. Central withheld payments to Scotts on the basis of claims it has against Scotts—including amounts due for services and goods previously supplied by Central and not yet paid for by Scotts. This action, The Scotts Company v. Central Garden & Pet Company, Docket No. C2 00-755, is in the United States District Court for the Southern District of Ohio, Eastern Division. Central filed its answer and a counter complaint asserting various claims for breaches of contracts. Scotts filed a motion to dismiss certain of Central’s claims. On January 11, 2002, the court granted Scotts’ motion as to Central’s claim for breach of oral contract and promissory estoppel and denied the motion as to Central’s claim for fraud. Scotts subsequently filed a motion for summary adjudication of Central’s fraud claim. The court granted Scotts’ motion.

In early April 2002, the court granted Central’s motion for leave to file a further amended counter-complaint asserting an additional claim for breach of oral contract arising from certain credits promised by Scotts in the amount of approximately $4.0 million owed by subagents. This claim was severed from the rest of the case. In April 2002, trial occurred on the claims and counterclaims of the parties (excluding the oral contract claim recently added to the case). The jury found in favor of Scotts on its breach of contract claim and in favor of Central on its breach of contract counterclaims for non-payment of fees and shipments of product. The net verdict was in favor of Scotts in the amount of $10.425 million which had previously been recorded as an obligation by the Company. Prior to the jury verdict, the district court had dismissed Scotts’ claim for breach of fiduciary duty and a portion of Central’s claim for breach of contract. On May 30, 2002, Scotts filed a motion seeking $7.9 million in prejudgment interest and $1.7 million in attorneys’ fees as well as recovery of unspecified costs. Scotts also asked the Court to set aside $750,000 of the jury verdict amount awarded to Central. Central has filed a motion seeking a new trial on inventory return claims involving approximately $10.0 million that the Court had decided against Central as a matter of law during the trial. Central has opposed Scotts’ motion and seeks an offset amount of prejudgment interest on its claims such that the net prejudgment interest owed to Scotts would be approximately $500,000. No hearing date has been set for these motions. Discovery is now taking place regarding Central’s remaining claim for breach of oral contract regarding subagents. Trial on that claim is scheduled for October 6, 2003.

On July 7, 2000, Central filed suit against Scotts and Pharmacia Corporation (formerly know as Monsanto Company) seeking damages and injunctive relief as well as restitution for, among other things, breach of contract and violations of the antitrust laws. This action, Central Garden & Pet Company, a Delaware Corporation v. The Scotts Company, an Ohio corporation; and Pharmacia Corporation, formerly known as Monsanto Company, a Delaware corporation, Docket No. C 00 2465, is in the United States District Court for the Northern District of California. On October 26, 2000, the federal district court issued an order denying, for the most part, Pharmacia’s motion to dismiss Central’s federal antitrust claims. Central was given leave to file an amended federal complaint to clarify certain of its allegations. Central filed a first amended complaint on November 14, 2000. The federal district court’s October 26 order also ruled that it did not have jurisdiction over Central’s state law claims and that such claims should be adjudicated in a state court. On October 31, 2000, Central filed an action entitled Central Garden & Pet Company v. The Scotts Company and Pharmacia Corporation, Docket No. C00-04586 in

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contra Costa Superior Court asserting various state law claims, including the claims previously asserted in the federal action. The state court subsequently stayed this action. Pursuant to a settlement reached with Pharmacia, Central and Pharmacia agreed that all claims and disputes arising from the alliance agreements and all antitrust claims against Pharmacia and Monsanto would be resolved, and the federal action has been dismissed as to Pharmacia and Monsanto. In April 2002, Scotts and Central filed cross-motions in the federal action for summary judgment on the antitrust claims. In May 2002, Scotts also filed a motion for summary judgment in the federal action based on res judicata. The court granted the res judicata motion, did not rule on the antitrust motions, and vacated the trial date. Central is appealing the judgment entered pursuant to the court’s order.

Central believes that the reconciliation of all accounts and claims in the above Scotts cases will in the aggregate, not result in additional charges to Central. Further, Central believes it continues to have claims and rights of offset against Scotts and intends to continue to vigorously pursue its claims, including pursuit of post-trial remedies in connection with the suit filed by Scotts. However, Central cannot assure you that the resolution of this litigation will not have a material adverse effect on its results of operations, financial position and/or cash flows.

Phoenix Fire.    On August 2, 2000, a fire destroyed Central’s leased warehouse space in Phoenix, Arizona, and an adjoining warehouse space leased by a third party. On July 31, 2001, the adjoining warehouse tenant filed a lawsuit against Central and other parties in the Superior Court of Arizona, Maricopa County, seeking to recover $47 million for property damage from the fire. See Cardinal Health Inc., et al. v. Central Garden & Pet Company, et al., Civil Case No. CV2001-013152. Local residents have also filed a purported class action lawsuit alleging claims for bodily injury and property damage as a result of the fire. The building owner and several nearby businesses have also now filed lawsuits for property damage and business interruption, which we expect to be consolidated with the tenant and local resident lawsuits. Each of these lawsuits is currently pending in the Superior Court of Arizona, Maricopa County. The Arizona Department of Environmental Quality, after monitoring the cleanup operations and asking Central, the building owner and the adjoining warehouse tenant to assess whether the fire and fire suppression efforts may have caused environmental impacts to soil, groundwater and/or surface water, has now issued a letter stating that Central need take no further action at the site with respect to environmental issues. In early 2001, the EPA requested information relating to the fire. On July 17, 2002, the EPA informed Central that it intended to file a civil administrative complaint seeking penalties of up to $350,000 for certain alleged post-fire reporting violations. Central and the EPA have recently agreed to a settlement regarding those allegations. The overall amount of the damages to all parties caused by the fire, and the overall amount of damages which Central may sustain as a result of the fire, have not been quantified. At the time of the fire, Central maintained property insurance covering losses to the leased premises, Central’s inventory and equipment, and loss of business income. Central also maintained insurance providing $51 million of coverage (with no deductible) against third party liability. Central believes that this insurance coverage will be available with respect to third party claims against Central if parties other than Central are not found responsible. The precise amount of the damages sustained in the fire, the ultimate determination of the parties responsible and the availability of insurance coverage are likely to depend on the outcome of complex litigation, involving numerous claimants, defendants and insurance companies.

7.    Subsequent Event—Issuance of Senior Subordinated Notes

On January 30, 2003, the Company completed a private placement of $150,000,000 aggregate principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2013 (the “Notes”). Additionally, in January 2003, the Company increased the Congress Financial Corporation (Western) credit facility to $175.0 million. The net proceeds of the offering were approximately $144.0 million after deducting underwriting discounts and estimated offering expenses. A portion of the net proceeds was used to redeem the Company’s outstanding convertible

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

notes, including the payment of premium and accrued interest. The balance of the net proceeds, combined with additional borrowings under the Company’s credit facility with Congress Financial Corporation (Western), were used to repay all the outstanding borrowings under the Pennington credit facility and two senior secured term loans of All-Glass. In conjunction with these repayments, the Company terminated the Pennington and All-Glass credit facilities. In connection with the issuance of the Notes, certain subsidiaries of the Company have become guarantors of the Notes. Financial information related to these subsidiaries is presented in Note 8.

8.    Consolidating Condensed Financial Information of Guarantor Subsidiaries

Certain wholly-owned subsidiaries of the Company (as listed below, collectively the “Guarantor Subsidiaries”) have guaranteed fully and unconditionally, on a joint and several basis, the obligation to pay principal and interest under the Company’s $150,000,000 9 1/8% Senior Subordinated Notes (the “Notes”) issued on January 30, 2003 as discussed in Note 7. Certain subsidiaries and operating divisions are not guarantors of the Notes and have been included in the financial results of the Parent in the information below. Those subsidiaries that are guarantors of the Notes are as follows:

Four Paws Products Ltd.

Grant Laboratories, Inc.

Kaytee Products, Incorporated

Matthews Redwood & Nursery Supply, Inc.

Pennington Seed, Inc. (including Phaeton Corporation (dba Unicorn Labs), Seeds West, Inc., All-Glass Aquarium Co., Inc. (including Oceanic Systems, Inc.))

T.F.H. Publications, Inc.

Wellmark International

Norcal Pottery Products, Inc.

Pennington Seed, Inc. of Nebraska

Gro Tec, Inc.

In lieu of providing separate unaudited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying unaudited consolidating condensed financial statements based on the Company’s understanding of the Securities and Exchange Commission’s interpretation and application of Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

December 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and equivalents	$13,078	$1,712	$—	$14,790
Accounts receivable	33,624	83,006	(10,787)	105,843
Inventories	60,310	164,579	—	224,889
Prepaids and other assets	14,117	4,998	—	19,115

Total current assets	121,129	254,295	(10,787)	364,637
Land, buildings, improvements and equipment, net	11,430	87,630	—	99,060
Goodwill	222,489	—	—	222,489
Investment in guarantors	213,350	—	(213,350)	—
Deferred income taxes and other assets	34,113	12,678	—	46,791

Total	$602,511	$354,603	$(224,137)	$732,977

LIABILITIES
Notes payable	$29,799	$34,850	$—	$64,649
Accounts payable	49,757	56,806	(10,787)	95,776
Accrued expenses and other liabilities	138,584	23,401	—	161,985

Total current liabilities	218,140	115,057	(10,787)	322,410
Long-term debt	5,387	24,205	—	29,592
Deferred income taxes and other long-term obligations	68	1,991	—	2,059
Equity	378,916	213,350	(213,350)	378,916

Total	$602,511	$354,603	$(224,137)	$732,977

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

September 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and equivalents	$10,080	$804	$—	$10,884
Accounts receivable	41,002	103,087	(13,105)	130,984
Inventories	52,417	140,742	—	193,159
Prepaid expenses and other assets	21,046	5,050	—	26,096

Total current assets	124,545	249,683	(13,105)	361,123
Land, buildings, improvements and equipment, net	12,191	88,673	—	100,864
Goodwill	222,489	—	—	222,489
Investment in guarantors	212,738	—	(212,738)	—
Deferred income taxes and other assets	35,070	14,347	(1,936)	47,481

Total	$607,033	$352,703	$(227,779)	$731,957

LIABILITIES
Notes payable	$33,992	$25,983	$—	$59,975
Accounts payable	52,606	57,295	(13,105)	96,796
Accrued expenses and other liabilities	22,437	27,898	—	50,335

Total current liabilities	109,035	111,176	(13,105)	207,106
Long-term debt	120,387	24,944	—	145,331
Deferred income taxes and other long-term obligations	103	3,845	(1,936)	2,012
Total shareholders’ equity	377,508	212,738	(212,738)	377,508

Total	$607,033	$352,703	$(227,779)	$731,957

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Three Months Ended December 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$71,551	$153,658	$(13,273)	$211,936
Cost of goods sold and occupancy	52,451	111,788	(13,521)	150,718

Gross profit	19,100	41,870	248	61,218
Selling, general and administrative expenses	21,520	37,734	—	59,254

Income from operations	(2,420)	4,136	248	1,964
Interest—net	(2,425)	(392)	—	(2,817)
Other income (expense)	(638)	297	—	(341)

Income (loss) before income taxes	(5,483)	4,041	248	(1,194)
Income taxes	(2,193)	1,617	99	(477)

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(3,290)	2,424	149	(717)
Equity in undistributed income of guarantor subsidiaries	2,573	—	(2,573)	—

Net income (loss)	$(717)	$2,424	$(2,424)	$(717)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Three Months Ended December 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$75,012	$148,481	$(12,834)	$210,659
Cost of goods sold and occupancy	56,017	105,229	(12,089)	149,157

Gross profit	18,995	43,252	(745)	61,502
Selling, general and administrative expenses	24,584	35,037	—	59,621

Income from operations	(5,589)	8,215	(745)	1,881
Interest—net	(3,240)	(671)	—	(3,911)
Other income (expense)	(528)	—	—	(528)

Income (loss) before income taxes and cumulative effect of accounting change	(9,357)	7,544	(745)	(2,558)
Income taxes	(3,769)	3,018	(298)	(1,049)

Income (loss) before cumulative effect of accounting change	(5,588)	4,526	(447)	(1,509)
Cumulative effect of accounting change, net of tax	(112,237)	—	—	(112,237)

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(117,825)	4,526	(447)	(113,746)
Equity in undistributed income of guarantor subsidiaries	4,079	—	(4,079)	—

Net income (loss)	$(113,746)	$4,526	$(4,526)	$(113,746)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Three Months Ended December 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities	$3,471	$(3,158)	—	$313
Expenditures for land, buildings, improvements and equipment	(218)	(2,249)	—	(2,467)
Investment in guarantor	1,813	(1,813)	—	—

Net cash used by investing activities	1,595	(4,062)	—	(2,467)

Borrowings (repayments) under lines of credit, net	(4,193)	8,867	—	4,674
Payments on long-term debt	—	(739)	—	(739)
Proceeds from issuance of stock	2,125	—	—	2,125

Net cash provided (used) by financing activities	(2,068)	8,128	—	6,060

Net increase (decrease) in cash and cash equivalents	2,998	908	—	3,906
Cash and cash equivalents at beginning of period	10,080	804	—	10,884

Cash and cash equivalents at end of period	$13,078	$1,712	$—	$14,790

CENTRAL GARDEN & PET COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Three Months Ended December 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities	$1,457	$(2,807)	$—	$(1,350)
Expenditures for land, buildings, improvements and equipment	(314)	(1,606)	—	(1,920)
Investment in guarantor	3,144	(3,144)	—	—

Net cash used by investing activities	2,830	(4,750)	—	(1,920)

Borrowings (repayments) under lines of credit, net	(8,156)	8,903	—	747
Payments on long-term debt	—	(77)	—	(77)

Net cash provided (used) by financing activities	(8,156)	8,826	—	670

Net increase (decrease) in cash and cash equivalents	(3,869)	1,269	—	(2,600)
Cash and cash equivalents at beginning of period	7,153	1,139	—	8,292

Cash and cash equivalents at end of period	$3,284	$2,408	$—	$5,692

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Central Garden & Pet Company

Lafayette, California

We have audited the accompanying consolidated balance sheets of Central Garden & Pet Company and subsidiaries (the “Company”) as of September 28, 2002 and September 29, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended September 28, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Central Garden & Pet Company and subsidiaries as of September 28, 2002 and September 29, 2001, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended September 28, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in fiscal 2002.

/s/    DELOITTE & TOUCHE LLP

December 4, 2002 (January 30, 2003 as to Note 16)

San Francisco, California

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED BALANCE SHEETS

	September 28, 2002	September 29, 2001
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$10,884	$8,292
Accounts receivable, less allowance for doubtful accounts of $7,597 and $14,464	130,984	141,791
Inventories	193,159	217,902
Prepaid expenses and other assets	26,096	35,776

Total current assets	361,123	403,761

Land, buildings, improvements and equipment:
Land	5,381	4,977
Buildings and improvements	62,196	60,421
Transportation equipment	5,753	5,753
Machinery and warehouse equipment	65,634	65,966
Office furniture and equipment	33,466	32,845

Total.	172,430	169,962

Less accumulated depreciation and amortization	71,566	61,164

Land, buildings, improvements and equipment—net	100,864	108,798
Goodwill	222,489	371,987
Deferred income taxes and other assets	47,481	32,080

Total.	$731,957	$916,626

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Notes payable	$59,975	$119,423
Accounts payable	96,796	127,884
Accrued expenses	42,742	38,412
Current portion of long-term debt	7,593	7,052

Total current liabilities	207,106	292,771

Long-term debt	145,331	151,623
Deferred income taxes and other long-term obligations	2,012	16,917
Commitments and contingencies	—	—
Shareholders’ equity:
Class B stock	16	16
Common stock	310	305
Additional paid-in capital	532,290	526,410
Retained (deficit) earnings	(10,281)	73,411
Treasury stock	(144,827)	(144,827)

Total shareholders’ equity	377,508	455,315

Total	$731,957	$916,626

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands, except per share amounts)
Net sales	$1,077,780	$1,122,999	$1,350,878
Cost of goods sold and occupancy	757,437	811,186	1,037,701

Gross profit	320,343	311,813	313,177
Selling, general and administrative expenses	267,579	297,751	274,077
Other charges	—	—	27,156

Income from operations	52,764	14,062	11,944
Interest expense	(14,745)	(23,247)	(23,140)
Interest income	137	164	589
Other income	5,548	1,631	1,176

Income (loss) before income taxes and cumulative effect of accounting change	43,704	(7,390)	(9,431)
Income taxes	15,159	(247)	4,053

Income (loss) before cumulative effect of accounting change	28,545	(7,143)	(13,484)
Cumulative effect of accounting change, net of tax	(112,237)	—	—

Net loss	$(83,692)	$(7,143)	$(13,484)

Basic income (loss) per common equivalent share:
Before cumulative effect of accounting change	$1.54	$(0.39)	$(0.72)
Cumulative effect of accounting change	(6.04)	—	—

Basic loss per common equivalent share	$(4.50)	$(0.39)	$(0.72)

Diluted income (loss) per common equivalent share:
Before cumulative effect of accounting change	$1.44	$(0.39)	$(0.72)
Cumulative effect of accounting change	(4.88)	—	—

Diluted loss per common equivalent share	$(3.44)	$(0.39)	$(0.72)

Weighted average shares used in the computation of income (loss) per common equivalent share:
Basic	18,581	18,402	18,786
Diluted	23,009	18,402	18,786

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Class B Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Stock		Total
	Shares	Amount	Shares	Amount			Shares	Amount
	(dollars in thousands)
Balance, September 25, 1999	1,660,919	$16	30,183,365	$302	$524,058	$94,038	(10,851,350)	$(123,123)	$495,291
Tax benefit from exercise of stock options					14				14
Conversion of Class B stock into common stock	(3,157)	—	3,157	—					—
Issuance of common stock			230,899	2	1,721				1,723
Treasury stock purchases							(2,890,900)	(21,704)	(21,704)
Net loss						(13,484)			(13,484)

Balance, September 30, 2000	1,657,762	16	30,417,421	304	525,793	80,554	(13,742,250)	(144,827)	461,840
Tax benefit from exercise of stock options					95				95
Conversion of Class B stock into common stock	(2,300)	—	2,300	—					—
Issuance of common stock			112,752	1	522				523
Net loss						(7,143)			(7,143)

Balance, September 29, 2001	1,655,462	16	30,532,473	305	526,410	73,411	(13,742,250)	(144,827)	455,315
Tax benefit from exercise of stock options					732				732
Issuance of common stock			475,725	5	5,148				5,153
Net loss						(83,692)			(83,692)

Balance, September 28, 2002	1,655,462	$16	31,008,198	$310	$532,290	$(10,281)	(13,742,250)	$(144,827)	$377,508

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands)
Cash flows from operating activities:
Net loss	$(83,692)	$(7,143)	$(13,484)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,616	28,362	26,035
Cumulative effect of accounting change	146,748	—	—
Goodwill impairment charge	2,750	—	15,739
Deferred income taxes	(26,065)	10,251	(7,500)
Loss on sale of land, building and improvements	1,142	312	883
Changes in assets and liabilities:
Receivables	10,807	13,099	6,712
Inventories	24,743	25,444	15,352
Prepaid expenses and other assets	4,555	(19,106)	(6,265)
Accounts payable	(31,088)	4,900	4,024
Accrued expenses	4,561	5,606	965
Other long-term obligations	736	(22,911)	(2,385)

Net cash provided by operating activities	72,813	38,814	40,076

Cash flows from investing activities:
Additions to land, buildings, improvements and equipment	(10,907)	(13,888)	(16,663)
Payments to acquire companies, net of cash acquired	—	(18,277)	(34,406)

Net cash used by investing activities	(10,907)	(32,165)	(51,069)

Cash flows from financing activities:
Borrowings (repayments) under lines of credit, net	(59,448)	(9,816)	29,869
Payments on long-term debt	(5,751)	(12,844)	(1,237)
Proceeds from issuance of long-term debt	—	18,000	—
Payments to reacquire stock	—	—	(21,704)
Proceeds from issuance of stock	5,885	618	1,733

Net cash provided (used) by financing activities	(59,314)	(4,042)	8,661

Net increase (decrease) in cash and cash equivalents	2,592	2,607	(2,332)
Cash and cash equivalents at beginning of year	8,292	5,685	8,017

Cash and cash equivalents at end of year	$10,884	$8,292	$5,685

Supplemental information:
Cash paid for interest	$15,471	$22,690	$22,822
Cash paid for income taxes—net of refunds	4,340	4,775	12,751
Assets (excluding cash) acquired through purchase of subsidiaries	—	8,282	43,225
Liabilities assumed through purchase of subsidiaries	—	5	38,288
Inventory returned to manufacturer	—	—	75,887

See notes to consolidated financial statements.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended September 28, 2002,

September 29, 2001 and September 30, 2000

1.    Organization and Significant Accounting Policies

Organization—Central Garden & Pet Company, a Delaware corporation, and subsidiaries (the “Company” or “Central”), is a leading marketer and producer of quality branded products for the pet and lawn and garden supplies markets.

Basis of Consolidation and Presentation—The consolidated financial statements include the accounts of the Company. The Company’s shares of the earnings of its minority interest in equity-method investees has been recorded under the caption “Other income.” All significant intercompany balances and transactions have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period including accounts receivable and inventory valuation and goodwill lives. Actual results could differ from those estimates.

Revenue Recognition—Sales are recorded, net of estimated returns, discounts and volume-based rebate incentives, when merchandise is shipped, title passes to the customer and the Company has no further obligations to provide services related to such merchandise. The Company’s current practice on product returns generally is to accept and credit the return of unopened cases of products from customers where the quantity is small, where the product has been misshipped or the product is defective. Sales also include amounts billed directly to customers related to shipping and handling.

Cost of goods sold and occupancy consist of costs to acquire or manufacture inventory, certain indirect purchasing, merchandise handling and storage costs, as well as allocations of certain facility costs, including rent, payroll, property taxes, security, utilities, insurance and maintenance.

Advertising Costs—The Company expenses the costs of advertising as incurred. Advertising expenses were $12.9 million, $14.9 million and $16.7 million in fiscal 2002, 2001 and 2000, respectively.

401(k) Plans—The Company sponsors several 401(k) plans which cover substantially all employees. Expenses recorded for the Company’s matching contributions under these plans were $553,000, $860,000 and $1,030,000 for fiscal years 2002, 2001 and 2000, respectively.

Other income in fiscal year 2002 includes $6 million of life insurance proceeds, partially offset by $2.8 million in charges related to the write-off of goodwill associated with an unsuccessful equity method investment. The remaining amounts in fiscal years 2002, 2001 and 2000 relate to earnings from equity method investments.

Income Taxes are accounted for under the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Deferred income taxes result primarily from bad debt allowances, inventory and goodwill write-downs, depreciation and nondeductible reserves.

Cash and cash equivalents include all highly liquid debt instruments purchased with a maturity of three months or less at the date of acquisition.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories, which primarily consist of garden products and pet supplies finished goods, are stated at the lower of FIFO cost or market. Cost includes certain indirect purchasing, merchandise handling and storage costs including certain salary and data processing costs incurred to acquire or manufacture inventory, costs to unload, process and put away shipments received in order to prepare them to be picked for orders, and certain other overhead costs. The amounts of such costs capitalized to inventory are computed based on an estimate of costs related to the procurement and processing of inventory to prepare it for sale compared to total product purchases.

Long-lived assets—The Company reviews its long-lived assets for potential impairment based on a review of projected undiscounted cash flows associated with these assets. Long-lived assets are included in impairment evaluations when events and circumstances exist that indicate the carrying amount of those assets may not be recoverable. Measurement of impairment losses for long-lived assets that the Company expects to hold and use is based on the estimated fair value of the assets.

Land, buildings, improvements and equipment are stated at cost. Depreciation is computed by the straight-line method over thirty years for buildings. Improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the terms of the related leases. Depreciation on equipment is computed by the straight-line and accelerated methods over the estimated useful lives of 3 to 10 years.

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method. Prior to fiscal year 2002, the Company amortized goodwill on a straight-line basis over the periods benefited, ranging from 20 to 40 years. The Company adopted SFAS No. 142 effective September 30, 2001 (the beginning of fiscal year 2002). Upon adoption of SFAS No. 142, the Company stopped the amortization of goodwill, and will perform an annual assessment for potential impairment applying a fair-value based test (see Note 6).

Fair Value of Financial Instruments—At September 28, 2002 and September 29, 2001, the carrying amount of cash and cash equivalents, accounts receivable, accounts payable and non convertible debt approximates its fair value. The fair value of the Company’s convertible subordinated notes was $110.5 million and $97.2 million at September 28, 2002 and September 29, 2001, respectively, which was determined by comparison to quoted market prices.

Derivative Financial Instruments—The Company generally does not enter into derivative financial instruments. Prior to October 1, 2000, at which time the Company adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” subsidiaries of the Company had entered into interest rate swap agreements to hedge certain interest rate risks which were accounted for using the settlement basis of accounting. Premiums paid on such interest rate swap agreements were deferred and amortized to interest expense over the life of the underlying hedged instrument, or immediately if the underlying hedged instrument was settled. As interest rates change, the differential between the interest rate received and the interest rate paid under the interest rate swap arrangements was reflected in interest expense quarterly. As of October 1, 2000, the Company has accounted for any remaining interest rate swap agreements in accordance with the provisions of SFAS 133, as amended.

Purchase commitments—Seed production and purchase agreements obligate the Company to make future purchases based on estimated yields. These contracts vary in their terms, a portion of which have fixed prices or quantities. At September 28, 2002, estimated annual seed purchase commitments were $72.5 million for fiscal 2003, $30.7 million for fiscal 2004, $21.5 million for fiscal 2005, $16.1 million for fiscal 2006 and $3.7 million for fiscal 2007.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive income—SFAS No. 130 requires an enterprise to report, by major components and as a single total, the change in its net assets, during the period from non-owner sources. The Company does not have any items of Other Comprehensive Income, as defined by SFAS No. 130, and thus Net Income is equal to Comprehensive Income.

New Accounting Pronouncements—In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment approach. Other intangible assets will continue to be amortized over their estimated useful lives. Amortization of goodwill, including goodwill recorded in prior business combinations, ceased upon the adoption of the standard, which the Company adopted for the fiscal year beginning September 30, 2001. As required by SFAS No. 142, the Company performed its transitional goodwill impairment analysis, and recorded a non-cash charge to write down goodwill in its Garden Products segment of $51.9 million ($42.1 million after tax) and in its Pet Products segment of $94.8 million ($70.1 million after tax). As of June 30, 2002, the Company performed its annual goodwill impairment analysis. Based on the results of that analysis, no additional reduction of goodwill was required during fiscal year 2002.

The following financial information is presented as if SFAS No. 142 was adopted at the beginning of fiscal year 2000:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands, except per share amounts)
Reported net loss	$(83,692)	$(7,143)	$(13,484)
Goodwill amortization—net of tax	—	9,006	8,430

Net income (loss), as adjusted	$(83,692)	$1,863	$(5,054)

Basic income (loss) per share:
Reported loss	$(4.50)	$(0.39)	$(0.72)
Goodwill amortization—net of tax	—	0.49	0.45

Basic income (loss) per share	$(4.50)	$0.10	$(0.27)

Diluted income (loss) per share:
Reported loss	$(3.44)	$(0.39)	$(0.72)
Goodwill amortization—net of tax	—	0.49	0.45

Diluted income (loss) per share	$(3.44)	$0.10	$(0.27)

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 will be effective for our fiscal year 2003. We are evaluating what impact, if any, this standard may have on the consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” that replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Liabilities for discontinued operations will no longer include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for our fiscal year 2003, and are generally to be applied prospectively.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of the Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The Company will adopt the provisions of SFAS No. 146 for any restructuring activities initiated after September 28, 2002.

2.    Other Charges

Activity in fiscal 2002, 2001 and 2000 related to other charges was as follows (in millions):

	Cash		Non Cash	Total
	Severance	Exit Related and Other	Asset Carrying Value Adjustments
Reserve balance September 25, 1999	$0.4	$1.0	$0.0	$1.4
Fiscal 2000 other charges	1.1	8.2	17.9	27.2
Severance paid	(1.1)			(1.1)
Costs paid		(0.1)		(0.1)
Assets carrying value adjustments			(17.9)	(17.9)

Reserve balance September 30, 2000	0.4	9.1	0.0	9.5
Severance paid	(0.4)			(0.4)
Costs paid		(8.8)		(8.8)

Reserve balance September 29, 2001	0.0	0.3	0.0	0.3
Costs paid		(0.3)		(0.3)

Reserve balance September 28, 2002	$—	$—	$—	$—

Fiscal 2000

In September 2000, the Company recorded $27.5 million of charges resulting from workforce reductions, employee benefit obligations, facility closures, and asset impairments that were necessary due to the termination of the Company’s distribution arrangement with Scotts and other anticipated sales decreases in the Garden Products business. These charges were offset by the reversal of $0.3 million of certain exit-related costs recorded in connection with the fiscal 1998 restructuring plan for which the Company was no longer obligated.

As a result of the fiscal 2000 and anticipated future distribution related sales decreases in the Garden Products segment, the Company initiated a plan to close 13 distribution centers and reduce its workforce which was completed in fiscal 2001. In connection with this plan, the Company recorded a severance charge of $1.1 million associated with the termination of 309 employees, primarily in the sales force and distribution centers. Severance of $0.7 million was paid to 196 employees terminated during fiscal 2000, with the balance paid to employees who were terminated in fiscal 2001. In connection with the facilities closures, $3.6 million

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was accrued for estimated lease costs, and $0.2 million for estimated property tax and facilities maintenance costs, that the Company is obligated to pay for periods subsequent to closure. The Company completed the facility closures in fiscal 2001. The Company also recorded an $0.8 million impairment charge to reduce certain facility assets to their estimated fair value based on an independent appraisal, and an $0.8 million provision for estimated uncollectible receivables from customers of the closed facilities.

In addition, as a direct result of the termination of the distribution relationship with Scotts, the Company recorded a charge of $4.7 million as the Company became obligated to make cash payments which were guaranteed to certain employees in the event of such termination. These payments were made during fiscal 2001.

As a result of the events described above, management reevaluated the recoverability of the intangible assets in the Garden Products segment. Based on an evaluation of estimated future cash flows associated with affected facilities, the Company determined that goodwill and certain trademarks were impaired, and accordingly recorded charges of $15.7 million and $0.6 million, respectively, to reduce those assets to estimated fair values.

As of September 29, 2001, reserve balances related to “Other Charges” recorded in fiscal 2000 represented amounts paid in fiscal 2002 for facility exit-related obligations and were included in the consolidated balance sheet within “accrued expenses”. The reserve balances were associated with the $9.3 million of “Other Charges” recorded in the year ended September 30, 2000 for severance and exit-related obligations. With respect to this amount severance of $1.1 million and the exit-related costs of $7.9 million were paid during fiscal years 2001 and 2000.

Fiscal 1999

In September 1999, the Company recorded other charges totaling $2.7 million associated with the expiration of the Solaris Agreement, workforce reductions, facility closures.

Of the $2.7 million charge, the Company established a $0.1 million reserve for estimated non-collectible amounts due from distributors involved in the Solaris program, and a $0.1 million charge for post-closure facility lease obligations of the Company’s facility which warehoused only inventory received under the Solaris Agreement which was closed upon termination of the Solaris Agreement.

The Company initiated a plan for closure of three distribution centers as well as a workforce reduction which was expected to be completed by the end of the second quarter of fiscal 2000. Also included in the $2.7 million charge was $1.6 million related to such closures and workforce reductions in the former distribution segment. As part of this plan, the Company recorded a severance charge of $0.6 million for workforce reductions. The severance charge related to the termination of 113 employees, primarily in the sales force and distribution centers and associated back-office functions. Severance for 51 employees was paid during fiscal 1999. Also related to such closures, a charge of $0.4 million was recorded for other exit-related costs, consisting primarily of lease costs, property and other facility costs required to be paid subsequent to the termination of operations. In addition, $0.3 million was required to write off the carrying value of certain facility assets which were no longer to be used and were disposed of during the first half of fiscal 2000. $0.9 million of the $1.6 million of other charges related to these closures and workforce reductions recorded in September 1999 was included in accrued expenses as of September 25, 1999. These costs were paid primarily in fiscal 2000, with certain lease obligations paid in fiscal 2001.

The Company initiated a plan to dispose of a building and certain facility assets in the Garden Products segment which had not operated at the level of profitability required by the Company. Also included in the $2.7 million charge was $1.2 million required to reduce the $3.0 million carrying value of the building, which was being held for disposal during fiscal 2002, to its estimated net realizable value in accordance with

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 121. The charge was based on the comparison of the net carrying cost of this facility and assets compared with current market values, less costs to sell. The operations of this facility are included in the Company’s operations for fiscal 2002, and resulted in pretax earnings of approximately $0.2 million.

3.    Acquisitions

Fiscal 2001

In October 2000, the Company’s Pennington subsidiary acquired the Rebel and Lofts lines of grass seed (“Lofts and Rebel”) from KRB Seed Company, LLC (“KRB”), for approximately $8 million in cash. Lofts and Rebel represented a portion of a business which KRB acquired out of bankruptcy. The purchase price approximated the fair market value of the tangible assets acquired. The Company also signed perpetual licensing agreements under which the Company will make royalty payments to KRB over the term of the licensing agreements. The acquisition was accounted for under the purchase method. Royalty payments will be recorded as expense as they are incurred. The results of operations associated with this acquisition have been included in the Company’s results of operations since October 2000. Sales of approximately $16 million attributable to Lofts and Rebel were included in net sales for fiscal 2001.

Fiscal 2000

In September 2000, Central’s Pennington subsidiary acquired All-Glass Aquarium Co., Inc., a leading manufacturer and marketer of aquariums and related products, based in Franklin, Wisconsin and its Oceanic systems subsidiary in Dallas, Texas for approximately $10 million, which was recorded as a liability in the Consolidated Balance sheet as of September 30, 2000, and was subsequently paid during the three months ended December 30, 2000. The purchase price exceeded the fair value of net assets acquired by approximately $10 million, which was recorded as goodwill. The operations of this business have been included in the Company’s results of operations since October 1, 2000.

In March 2000, Central acquired the AMDRO® and IMAGE® consumer product lines from American Cyanamid, the agricultural products division of American Home Products Corporation for approximately $28 million. The purchase price exceeded the fair market value of net assets acquired by approximately $27 million, which was recorded as goodwill.

In March 2000, Central’s Norcal Pottery Products, Inc. subsidiary (“Norcal”) acquired White’s Pottery, L.P., an importer and distributor of terra cotta pottery products for approximately $2 million. The purchase price exceeded the fair market value of net assets acquired by approximately $1 million, which was recorded as goodwill.

In January 2000, Central’s Pennington subsidiary acquired Unicorn Laboratories. Unicorn serves the U.S. animal health and lawn and garden industries as a private label and branded manufacturer of lawn, garden and animal health chemical products for approximately $15 million. The purchase price exceeded the fair market value of net assets acquired by approximately $14 million, which was recorded as goodwill.

In January 2000, Central’s Pennington subsidiary acquired an equity stake in Cedar Works, a manufacturer of bird feeders for approximately $6 million. The purchase price exceeded the fair market value of net assets acquired by approximately $4 million, which was recorded as goodwill.

4.    Concentration of Credit Risk and Significant Customers and Suppliers

Customer Concentration—Approximately 48%, 46% and 48% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively, were derived from sales to the Company’s top ten customers. The Company’s

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

largest customer accounted for approximately 20%, 21% and 25% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively. The Company’s second largest customer accounted for approximately 7%, 7% and 5% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively. The Company’s third largest customer accounted for approximately 6%, 6% and 5% of the Company’s net sales for fiscal years 2002, 2001 and 2000, respectively. The loss of, or significant adverse change in, the relationship between the Company and these three customers could have a material adverse effect on the Company’s business and financial results. The loss of or reduction in orders from any significant customer, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or the Company’s inability to collect accounts receivable from any major customer could have a material adverse impact on the Company’s business and financial results. As of each of September 28, 2002 and September 29, 2001, accounts receivable from the Company’s top ten customers comprised 47% of the Company’s total accounts receivable, including 15% from the Company’s largest customer.

Supplier Concentration—While the Company purchases products from over 1,000 different manufacturers and suppliers, approximately 7%, 15% and 19% of the Company’s net sales in fiscal years 2002, 2001 and 2000, respectively, were derived from products purchased from the Company’s five largest suppliers. The Company believes that approximately 14% of the Company’s net sales during fiscal year 2000 were derived from sales of products purchased from Scotts. Scotts discontinued its distribution relationship with the Company as of September 30, 2000.

5.    Allowance for Doubtful Accounts

The changes in the reserve for doubtful accounts are summarized below (in thousands):

	Balances at Beginning of Period	Additions		Asset Write-Offs	Balances at End of Period
Description		Charged to Costs and Expenses	Charged to Other Accounts
Year ended September 30, 2000	$6,143	$3,572	$314	$1,979	$8,050
Year ended September 29, 2001	8,050	9,302	—	2,888	14,464
Year ended September 28, 2002	14,464	2,043	—	8,910	7,597

6.    Goodwill

The changes in the carrying amount of goodwill for the years ended September 28, 2002 and September 29, 2001 are as follows (in thousands):

	Garden Products Segment(1)	Pet Products Segment(1)	Corporate	Total
Balance as of September 30, 2000	$162,419	$216,975	$2,900	$382,294
Amortization recorded	(5,094)	(6,115)	(150)	(11,359)
Adjustments recorded	—	1,052	—	1,052

Balance as of September 29, 2001	157,325	211,912	2,750	371,987
Impairment loss resulting from the cumulative effect of accounting change	(51,935)	(94,813)	—	(146,748)
Impairment losses	—	—	(2,750)	(2,750)

Balance as of September 28, 2002	$105,390	$117,099	$—	$222,489

(1)	Goodwill balances and goodwill amortization have been included in Corporate for segment reporting purposes in Note 15.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill balances within the Garden Products and Pet Products segments were tested for impairment as of September 30, 2001, the date the Company adopted SFAS 142. As discussed in Note 1, the Company recorded an impairment charge of $146.7 million to write down goodwill upon adoption of the SFAS No. 142. The Company also performed its annual goodwill impairment analysis within the Garden Products and Pet Products segments on the first day of the Company’s fiscal 2002 fourth quarter, using a valuation model based on estimated future operating results and cash flows. This analysis indicated that no additional adjustments were required to the remaining goodwill balances. The impairment loss of $2,750,000 recorded in fiscal year 2002 was related to the write-off of goodwill associated with an equity method investment unrelated to adoption of SFAS No. 142.

7.    Notes Payable

In July 2002, the Company extended its primary credit facility with Congress Financial Corporation for two years expiring on July 12, 2004. The extended credit facility provides the Company and certain of its subsidiaries with an aggregate revolving loan commitment of up to $125.0 million, with availability fluctuating based upon the value of assets eligible for inclusion in the borrowing base under the terms of the credit facility. Due to lower borrowing requirements, the Company reduced the size of the facility from $200.0 million to $125.0 million. At September 28, 2002 and September 29, 2001, balances of $34.0 million and $83.1 million, respectively, were outstanding under this agreement, bearing interest at a rate based on LIBOR plus 2% (3.8% at September 28, 2002 and 4.7% at September 29, 2001) or the prime rate, at the Company’s option. The Company may elect that all or a portion of the credit facility bear interest at a rate equal to: (i) the LIBOR rate for one, two or three months plus 2.00%, or (ii) the prime rate. Beginning with the first reporting period following the September 2002 fiscal year end, the LIBOR margin fluctuates from 1.75% to 3.00%, determined quarterly based on EBITDA for the most recent trailing twelve month period. The remaining available borrowing capacity at September 28, 2002 and September 29, 2001 was $50.8 million and $16.8 million, respectively. This line is secured by a significant amount of the Company’s assets, contains certain financial covenants requiring maintenance of minimum levels of tangible net worth and EBITDA, places a ceiling on the Company’s treasury stock purchases and does not allow the Company to pay dividends. The line also requires the lender’s prior written consent to any acquisition of a business permitted under the credit facility.

The Company also has available through its Pennington subsidiary a $95 million line of credit as of September 28, 2002, which increased from $85 million in fiscal 2001 and expires on September 30, 2003. As of September 28, 2002 and September 29, 2001, the Company had $26.0 million and $31.6 million, respectively, of borrowings under this line of credit facility. The remaining available borrowing capacity at September 28, 2002 and September 29, 2001 was $52.3 million and $53.4 million, respectively. Interest related to this line is based on a rate either equal to LIBOR plus 1.375% or the prime rate, at the Company’s option. The line of credit contains certain restrictive financial covenants, requiring maintenance of minimum levels of interest coverage, cash flow coverage and net worth and maximum funded debt to EBITDA. The line also does not allow the payment of certain dividends.

The Company also has available through its All-Glass Aquarium subsidiary a $10 million line of credit, which expires on September 30, 2005. As of September 28, 2002 and September 29, 2001, the Company had $0.0 and $4.6 million of borrowings under this line of credit facility, respectively. The remaining available borrowing capacity at September 28, 2002 and September 29, 2001 was $10.0 million and $5.4 million, respectively. Interest related to this line is based on a rate equal to the prime rate less 0.5% or LIBOR plus a margin (2.0% at September 28, 2002) which fluctuates from 1.25% to 2.38%, determined quarterly based on EBITDA for the most recent trailing twelve month period. The line of credit is secured by a General Business Security Agreement and contains certain restrictive financial covenants, requiring maintenance of minimum levels of net worth and debt service coverage and maximum funded debt to EBITDA. The line also does not allow the payment of certain dividends.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Long-Term Debt

Long-term debt consists of the following:

	September 28, 2002	September 29, 2001
	(in thousands)
Convertible subordinated notes, interest at 6% payable semi-annually, principal due November 15, 2003; convertible at the option of the holder into shares of common stock of the Company, at any time prior to redemption or maturity, at a conversion price of $28.00 per share (equal to a conversion rate of 35.7143 shares per $1,000 principal amount of notes)	$115,000	$115,000
Promissory note, interest at 7% with annual principal and interest payments of $5,550,289 through 2004	10,035	14,566
Note payable to bank, interest at floating rates; payable in monthly principal payments of $60,000 plus interest with unpaid balance due September 30, 2005	13,050	13,775
Industrial development revenue bonds due in semi-annual sinking fund installments of $140,000 beginning September 1, 2003 for 15 years; bearing interest at floating rates (2% at September 28, 2002), secured by letter of credit collateralized by plant and equipment	4,390	4,390
Note payable to bank, interest at floating rates; payable in monthly principal payments of $58,000 plus interest with unpaid balance due September 30, 2005	2,100	2,800
Industrial development revenue bonds due in annual sinking fund installments of $305,000 to $310,000 through July 2010, bearing interest at floating rates, secured by an unconditional letter of credit	2,475	2,780
Mortgage note payable to bank, interest based on a formula (3.3% at September 28, 2002), principal and interest due in monthly installments through March 2012	1,418	1,520
Industrial development revenue bonds due in annual sinking fund installments of $300,000 through December 2005, bearing interest at floating rates, secured by an unconditional letter of credit	1,200	1,500
Mortgage note payable to bank, interest at 6.75%; payable in monthly principal and interest installments of $11,573 with unpaid balance due April 2007	1,279	—
Industrial development revenue bonds due in annual sinking fund installments ranging from $130,000 to $195,000 through July 2005, bearing interest at floating rates, secured by an unconditional letter of credit	520	715
Mortgage note payable to bank, interest based on a formula (3.3% at September 28, 2002), principal and interest due in monthly installments through December 2019	943	969
Industrial development revenue bonds due in quarterly sinking fund installments of $35,000, final principal installment due March 2004, bearing interest at floating rates, secured by an unconditional letter of credit	210	350
Other notes payable	304	310

Total	152,924	158,675
Less current portion of long-term debt	7,593	7,052

Total	$145,331	$151,623

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principal repayments on long-term debt are scheduled as follows:

(in thousands)
Fiscal year:
2003	$7,593
2004	123,011
2005	13,575
2006	1,136
2007	1,828
Thereafter	5,781

Total	$152,924

9.    Commitments and Contingencies

The Company has operating lease agreements principally for office and warehouse facilities and equipment. Such leases have remaining terms of 1 to 8 years. Rental expense was $18.8 million, $19.9 million and $23.4 million for fiscal years 2002, 2001 and 2000, respectively.

Certain facility leases have renewal options and provide for additional rent based upon increases in the Consumer Price Index.

Aggregate minimum annual payments on non-cancelable operating leases at September 28, 2002 are as follows:

(in thousands)
Fiscal year:
2003	$17,216
2004	13,153
2005	9,568
2006	5,349
2007	2,618
Thereafter	5,760

Total	$53,664

The Solaris Agreement—The Company entered into an agreement effective October 1, 1995 with The Solaris Group (“Solaris”), a strategic business unit of Monsanto Company (subsequently renamed Pharmacia Corporation), the manufacturer of Ortho®, Round-up® and Green Sweep® lawn and garden products (the “Solaris Agreement”). Under the Solaris Agreement, which had a four year term, the Company, in addition to serving as the master agent and master distributor of Solaris products, provided a wide range of value-added services including logistics, order processing and fulfillment, inventory distribution and merchandising. However, Solaris continued to negotiate its sales prices directly with its direct sales accounts. The Solaris Agreement provided for the Company to be reimbursed for costs incurred in connection with services provided to Solaris’ direct sales accounts and to receive payments based on the growth of sales of Solaris products. The Company was also entitled to share with Solaris in the economic benefits of certain cost reductions, to the extent achieved.

In January 1999, Pharmacia sold its Solaris lawn and garden business exclusive of its Roundup® herbicide products for consumer use to The Scotts Company (“Scotts”) and entered into a separate, long-term, exclusive

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement pursuant to which Pharmacia continues to make Roundup herbicide products for consumer use and Scotts markets the products. Beginning October 1, 1999, Scotts began to distribute Ortho® and Roundup® products through a system that involved a combination of distributors, of which we were the largest, as well as through direct sales by Scotts to certain major retailers. In addition, Scotts began to sell Miracle-Gro® directly to certain retailers.

Effective September 30, 2000, Scotts discontinued its distribution relationship with Central. The affected products included Scotts®, Ortho® and Miracle-Gro® products and consumer Roundup® products manufactured by Pharmacia for which Scotts acts as Pharmacia’s exclusive sales agent. For Central’s fiscal year ended September 30, 2000, the revenue attributable to the affected products was approximately $176 million.

Due to the termination of the Scotts’ distribution relationship, the Company took actions to downsize its lawn and garden distribution operations to reflect anticipated business levels for the fiscal year 2001. As a result, the Company recorded charges of $27.5 million in the fiscal year ending September 30, 2000. See Note 2, “Other Charges.”

Scotts Litigation.    On June 30, 2000, The Scotts Company filed suit against Central to collect the purchase price of certain lawn and garden products previously sold to Central. Scotts filed an amended complaint seeking $23 million for such products. Central withheld payments to Scotts on the basis of claims it has against Scotts—including amounts due for services and goods previously supplied by Central and not yet paid for by Scotts. This action, The Scotts Company v. Central Garden & Pet Company, Docket No. C2 00-755, is in the United States District Court for the Southern District of Ohio, Eastern Division. Central filed its answer and a counter complaint asserting various claims for breaches of contracts. Scotts filed a motion to dismiss certain of Central’s claims. On January 11, 2002, the court granted Scotts’ motion as to Central’s claim for breach of oral contract and promissory estoppel and denied the motion as to Central’s claim for fraud. Scotts subsequently filed a motion for summary adjudication of Central’s fraud claim. The court granted Scotts’ motion.

In early April 2002, the court granted Central’s motion for leave to file a further amended counter-complaint asserting an additional claim for breach of oral contract arising from certain credits promised by Scotts in the amount of approximately $4.0 million owed by subagents. This claim was severed from the rest of the case. In April 2002, trial occurred on the claims and counterclaims of the parties (excluding the oral contract claim recently added to the case). The jury found in favor of Scotts on its breach of contract claim and in favor of Central on its breach of contract counterclaims for non-payment of fees and shipments of product. The net verdict was in favor of Scotts in the amount of $10.425 million which had previously been recorded as an obligation by the Company. Prior to the jury verdict, the district court had dismissed Scotts’ claim for breach of fiduciary duty and a portion of Central’s claim for breach of contract. On May 30, 2002, Scotts filed a motion seeking $7.9 million in prejudgment interest and $1.7 million in attorneys’ fees as well as recovery of unspecified costs. Scotts also asked the Court to set aside $750,000 of the jury verdict amount awarded to Central. Central has filed a motion seeking a new trial on inventory return claims involving approximately $10.0 million that the Court had decided against Central as a matter of law during the trial. Central has opposed Scotts’ motion and seeks an offset amount of prejudgment interest on its claims such that the net prejudgment interest owed to Scotts would be approximately $500,000. No hearing date has been set for these motions. No trial has been scheduled on Central’s remaining claim for breach of oral contract regarding subagents.

On July 7, 2000, Central filed suit against Scotts and Pharmacia Corporation (formerly known as Monsanto Company) seeking damages and injunctive relief as well as restitution for, among other things, breach of contract and violations of the antitrust laws. This action, Central Garden & Pet Company, a Delaware Corporation v. The Scotts Company, an Ohio corporation; and Pharmacia Corporation, formerly known as Monsanto Company, a

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Delaware corporation, Docket No. C 00 2465, is in the United States District Court for the Northern District of California. On October 26, 2000, the federal district court issued an order denying, for the most part, Pharmacia’s motion to dismiss Central’s federal antitrust claims. Central was given leave to file an amended federal complaint to clarify certain of its allegations. Central filed a first amended complaint on November 14, 2000. The federal district court’s October 26 order also ruled that it did not have jurisdiction over Central’s state law claims and that such claims should be adjudicated in a state court. On October 31, 2000, Central filed an action entitled Central Garden & Pet Company v. The Scotts Company and Pharmacia Corporation, Docket No. C00-04586 in Contra Costa Superior Court asserting various state law claims, including the claims previously asserted in the federal action. The state court subsequently stayed this action. Pursuant to a settlement reached with Pharmacia, Central and Pharmacia agreed that all claims and disputes arising from the alliance agreements and all antitrust claims against Pharmacia and Monsanto would be resolved, and the federal action has been dismissed as to Pharmacia and Monsanto. In April 2002, Scotts and Central filed cross-motions in the federal action for summary judgment on the antitrust claims. In May 2002, Scotts also filed a motion for summary judgment in the federal action based on res judicata. The court granted the res judicata motion, did not rule on the antitrust motions, and vacated the trial date. Central is appealing the judgment entered pursuant to the court’s order.

Central believes that the reconciliation of all accounts and claims in the above cases will in the aggregate, not result in additional charges to Central. Further, Central believes it continues to have claims and rights of offset against Scotts and intends to continue to vigorously pursue its claims, including pursuit of post-trial remedies in connection with the suit filed by Scotts. However, there can be no assurance that the resolution of this litigation will not have a material adverse effect on Central’s results of operations, financial position and/or cash flows.

TFH Litigation.    In December 1997, Central acquired all of the stock of TFH Publications, Inc. (“TFH”). In connection with the transaction, Central made a $10 million loan to the sellers, which was evidenced by a Promissory Note. In September 1998, the prior owners of TFH brought suit against Central and certain executives of Central for damages and relief from their obligations under the Promissory Note, alleging, among other things, that Central’s failure to properly supervise the TFH management team had jeopardized their prospects of achieving certain earnouts. Central believes that these allegations are without merit. Central counterclaimed against the prior owners for enforcement of the Promissory Note, rescission and/or damages and other relief, alleging, among other things, fraud, misrepresentation and breach of fiduciary duty by the prior owners of TFH. These actions, Herbert R. Axelrod and Evelyn Axelrod v. Central Garden & Pet Company; Glen S. Axelrod; Gary Hersch; William E. Brown; Robert B. Jones; Glen Novotny; and Neill Hines, Docket No. MON-L-5100-99, and TFH Publications, Inc. v. Herbert Axelrod et al., Docket No. L-2127-99 (consolidated cases), are in the New Jersey Superior Court. The case is currently in pretrial discovery and is scheduled for trial in March 2003.

During the course of discovery in this action, Central has become aware of certain information which shows that prior to the acquisition of TFH by Central, certain records of TFH were prepared in an inaccurate manner which, among other things, resulted in underpayment of taxes by certain individuals. Those individuals could be liable for back taxes, interest, and penalties. In addition, even though all of the events occurred prior to the acquisition of TFH by Central, there is a possibility that TFH could be liable for penalties for events which occurred under prior management. Central believes that TFH has strong defenses available to the assertion of any penalties against TFH. Central cannot predict whether TFH will be required to pay any such penalties. In the event that TFH were required to pay penalties, Central would seek compensation from the prior owners.

In March 2001, the prior owners of TFH also brought a separate action in federal court seeking to enforce what they alleged was an “arbitration award” made by an accountant concerning the closing balance sheet of

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TFH. The prior owners contended that the decisions by the accountant concerning the closing balance sheet entitled them to additional monies under the purchase price provisions of the Stock Purchase Agreement. The federal court held that the accountant did not make any monetary award. The federal court entered a judgment enforcing the decisions made by the accountant concerning the closing balance sheet of TFH, but the court did not, and refused to, enter a monetary award. See Evelyn M. Axelrod, et al. v. Central Garden & Pet Company, Civil Action No. 01-1262 (MLC) U.S.D.C. of New Jersey. The prior owners have argued in the consolidated civil actions pending in the New Jersey Superior Court that the judgment by the federal court entitles them to additional monies under the purchase price provision of the Stock Purchase Agreement. The New Jersey Superior Court has stated that it will not, at this time, enter a monetary award, but that it, like the federal court, will confirm the decisions made by the accountant concerning the closing balance sheet of TFH. Central believes that it has defenses to the claims by the prior owner for additional monies under the purchase price provisions of the Stock Purchase Agreement, and that the prior owners’ claims are subject to or will be offset by Central’s claims against the prior owners.

Central does not believe that the outcome of the above TFH matters will have a material adverse impact on its operations, financial position, or cash flows.

Phoenix Fire.    On August 2, 2000, a fire destroyed Central’s leased warehouse space in Phoenix, Arizona, and an adjoining warehouse space leased by a third party. On July 31, 2001, the adjoining warehouse tenant filed a lawsuit against Central and other parties in the Superior Court of Arizona, Maricopa County, seeking to recover $47 million for property damage from the fire. See Cardinal Health Inc., et al. v. Central Garden & Pet Company, et al., Civil Case No. CV2001-013152. Local residents have also filed a purported class action lawsuit alleging claims for bodily injury and property damage as a result of the fire. The building owner and several nearby businesses have also now filed lawsuits for property damage and business interruption, which we expect to be consolidated with the tenant and local resident lawsuits. Each of these lawsuits is currently pending in the Superior Court of Arizona, Maricopa County. The Arizona Department of Environmental Quality, after monitoring the cleanup operations and asking Central, the building owner and the adjoining warehouse tenant to assess whether the fire and fire suppression efforts may have caused environmental impacts to soil, groundwater and/or surface water, has now issued a letter stating that Central need take no further action at the site with respect to environmental issues. In early 2001, the EPA requested information relating to the fire. On July 17, 2002, the EPA informed Central that it intended to file a civil administrative complaint seeking penalties of up to $350,000 for certain alleged post-fire reporting violations. Central has responded to those allegations and believes them to be without merit. The overall amount of the damages to all parties caused by the fire, and the overall amount of damages which Central may sustain as a result of the fire, have not been quantified. At the time of the fire, Central maintained property insurance covering losses to the leased premises, Central’s inventory and equipment, and loss of business income. Central also maintained insurance providing $51 million of coverage (with no deductible) against third party liability. Central believes that this insurance coverage will be available with respect to third party claims against Central if parties other than Central are not found responsible. The precise amount of the damages sustained in the fire, the ultimate determination of the parties responsible and the availability of insurance coverage are likely to depend on the outcome of complex litigation, involving numerous claimants, defendants and insurance companies.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Income Taxes

The provision (benefit) for income taxes consists of the following:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
	(in thousands)
Current:
Federal	$5,636	$(9,151)	$9,544
State	1,079	(1,347)	2,009

Total	6,715	(10,498)	11,553
Deferred	(26,065)	10,251	(7,500)

Total	$(19,350)	$(247)	$4,053

Included in the $19.4 million benefit recorded in fiscal 2002 is a benefit of $34.5 million related to the cumulative effect of accounting change recorded during the fiscal year.

A reconciliation of the statutory federal income tax rate with the Company’s effective income tax rate is as follows:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
Statutory rate	35%	35%	35%
State income taxes, net of federal benefit	2.0	0.6	(4.7)
Nondeductible expenses, primarily goodwill	(18.1)	(29.7)	(73.0)
Other	(0.1)	(2.6)	(0.3)

Effective tax rate	18.8%	3.3%	(43.0)%

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the impact of “temporary differences” between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

	September 28, 2002		September 29, 2001
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(in thousands)
Current:
Allowance for doubtful accounts receivable	$1,873		$4,364
Inventory write-downs	4,044		5,906
Prepaid expenses		$2,058		$1,942
Nondeductible reserves	3,147		1,548
State taxes		1,657		1,616
Other	71		565

Current	9,135	3,715	12,383	3,558

Noncurrent:
Depreciation and amortization	13,027			15,927
Joint venture income		584		416
Net operating loss			213
Other	1,387		490

Noncurrent	14,414	584	703	16,343

Total	$23,549	$4,299	$13,086	$19,901

11.    Shareholders’ Equity

At September 28, 2002, there were 80,000,000 shares of common stock ($0.01 par value) authorized, of which 17,265,948 were outstanding.

At September 28, 2002, there were 3,000,000 shares of Class B stock ($0.01 par value) authorized, of which 1,655,462 were outstanding. The voting powers, preferences and relative rights of the Class B stock are identical to common stock in all respects except that (i) the holders of common stock are entitled to one vote per share and the holders of Class B stock are entitled to the lesser of ten votes per share or 49% of the total votes cast, (ii) stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B stock may be paid only in shares of Class B stock and (iii) shares of Class B stock have certain conversion rights and are subject to certain restrictions on ownership and transfer. Each share of Class B stock is convertible into one share of common stock, at the option of the holder. Additional shares of Class B stock may only be issued with majority approval of the holders of the common stock and Class B stock, voting as separate classes.

At September 28, 2002, there were 1,000,000 shares of preferred stock ($0.01 par value) authorized, of which none were outstanding.

In August 1998, the Company’s Board of Directors authorized a program for the Company to repurchase up to $25 million of common shares. In several subsequent authorizations, the Company’s Board of Directors increased such authorization up to $155 million of common shares as of December 1, 1999. As of September 30, 2000, the Company had repurchased approximately 13.7 million shares of its common stock for an aggregate price of approximately $143.8 million under this program. There have been no repurchases since September 30, 2000.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

From 1997 until 2001, the Company maintained an employee discount stock purchase plan for eligible employees. Under such plan, participants could use up to 15% of their annual compensation up to certain dollar limitations, whichever was higher, to purchase, through payroll deductions, the Company’s common stock at the end of six-month periods ending June 30 and December 31 of each plan year for 85% of the lower of the beginning or ending stock price for the applicable six-month period of each plan year. The remaining shares authorized under the plan were issued to employees during 2001. The Company does not currently expect to authorize additional shares under the plan.

In 1993, the Company adopted the Omnibus Equity Incentive Plan (the “Plan”) which, through September 28, 2002, has provided for the grant of options to key employees and consultants of the Company for the purchase of up to an aggregate of 4.8 million shares of common stock of the Company. The Plan is administered by the Compensation Committee of the Board of Directors, comprised of independent directors only, who determine individual awards to be granted, vesting and exercise of share conditions.

In 1996, the Company adopted the Nonemployee Director Stock Option Plan (the “Director Plan”) which provides for the grant of options to nonemployee directors of the Company. In June 2001, the Board of Directors of the Company amended the Director Plan, to increase the number of shares authorized for issuance under the Director Plan to 200,000 shares and to revise the annual awards to provide for an option to purchase $100,000 of the Company’s common stock and a restricted stock grant for $10,000 of the Company’s common stock. In June 2001, the Board granted each nonemployee director an option to purchase 7,000 shares of the Company’s common stock and a restricted stock grant for 1,000 shares of common stock outside the Director Plan. In August 2002, the Board granted a new nonemployee director an option to purchase 3,709 shares of the Company’s common stock and a restricted stock grant for 371 shares of common stock outside the Director Plan.

Option activity under the Plan, Director Plan and to nonemployee directors outside the Director Plan is as follows:

	Number of Options	Weighted Average Exercise Price
Balance at September 25, 1999	2,909,995	$14.35
Granted (weighted average fair value of $3.90)	493,170	8.21
Exercised	(48,617)	4.86
Cancelled	(194,600)	14.14

Balance at September 30, 2000	3,159,948	13.55
Granted (weighted average fair value of $2.95)	576,750	6.85
Exercised	(40,939)	2.75
Cancelled	(801,200)	13.15

Balance at September 29, 2001	2,894,559	12.48
Granted (weighted average fair value of $3.54)	1,179,488	8.78
Exercised	(462,621)	11.22
Cancelled	(783,260)	14.19

Balance at September 28, 2002	2,828,166	10.66

Exercisable at September 30, 2000	836,579	15.20

Exercisable at September 29, 2001	1,391,644	15.03

Exercisable at September 28, 2002	996,821	14.25

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options Outstanding September 28, 2002				Options Exercisable September 28, 2002
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$ 1.30–$ 4.99	24,377	2.2	$1.30	24,377	$1.30
5.00– 9.99	1,734,832	2.3	7.51	298,337	8.19
10.00– 14.99	572,009	3.9	13.13	234,300	13.36
15.00– 19.99	189,474	1.3	15.94	138,333	15.97
20.00– 24.99	300,000	0.2	21.13	300,000	21.13
25.00– 33.94	7,474	1.4	30.78	1,474	33.94

$ 1.30–$33.94	2,828,166	2.3	$10.66	996,821	$14.25

Additional Stock Plan Information—The Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations.

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the disclosure of pro forma net earnings and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1997. These calculations require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of four years from date of grant; stock volatility, 52% in fiscal 2002, 55% in fiscal 2001 and 57% in fiscal 2000; risk free interest rates, 3.09% in fiscal 2002, 3.98% in fiscal 2001 and 5.29% in fiscal 2000; and no dividends during the expected term.

The Company’s calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the fiscal 1998 through 2002 awards had been amortized to expense in the consolidated financial statements over the vesting period of the awards, pro forma net earnings would have been as follows:

	Fiscal Year Ended
	September 28, 2002	September 29, 2001	September 30, 2000
As reported:
Net loss (in thousands)	$(83,692)	$(7,143)	$(13,484)
Net loss per common equivalent share:
Basic	$(4.50)	$(0.39)	$(0.72)
Diluted	$(3.44)	$(0.39)	$(0.72)

Pro forma:
Net loss (in thousands)	$(86,355)	$(10,987)	$(17,738)
Net loss per common equivalent share:
Basic	$(4.65)	$(0.60)	$(0.94)
Diluted	$(3.56)	$(0.60)	$(0.94)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Earnings Per-Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per-share (EPS) computations:

	Fiscal Year Ended September 28, 2002			Fiscal Year Ended September 29, 2001			Fiscal Year Ended September 30, 2000
	Loss	Shares	Per Share	Loss	Shares	Per Share	Loss	Shares	Per Share
	(in thousands, except per share amounts)
Basic EPS:
Net loss available to common shareholders	$(83,692)	18,581	$(4.50)	$(7,143)	18,402	$(0.39)	$(13,484)	18,786	$(0.72)

Effect of dilutive securities:
Options to purchase common stock	—	321
Convertible notes	4,470	4,107

Diluted EPS:
Net loss attributed to common shareholders	$(79,222)	23,009	$(3.44)	$(7,143)	18,402	$(0.39)	$(13,484)	18,786	$(0.72)

Shares from the assumed conversion of the Company’s convertible securities and exercise of certain options to purchase common stock were not included in the computation of diluted EPS for fiscal 2001 or 2000 as the impact would have been anti-dilutive. Although the assumed conversion of such items was anti-dilutive during fiscal 2002, 4,107,143 of the Company’s convertible securities were included in the computation of diluted EPS as required by SFAS No. 128, “Earnings Per Share,” which requires net income before the cumulative effect of accounting change to be used for measurement purposes of dilution.

Options to purchase 2,828,166 shares of common stock at prices ranging from $1.30 to $33.94 per share were outstanding at September 28, 2002. Of these shares, 848,803 were not included in the computation of diluted earnings per share because the option exercise prices were greater than the average market price of the common shares and, therefore, the effect of including these options would be anti-dilutive. Options to purchase 2,894,559 and 3,159,948 shares of common stock at prices ranging from $1.30 to $33.94 per share were outstanding at September 29, 2001 and September 30, 2000, respectively, but were not included in the computation of diluted earnings per share because the assumed exercise would have been anti-dilutive in each period.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Quarterly Financial Data—unaudited (dollars and shares in thousands)

	Fiscal 2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Sales	$210,659	$290,693	$335,609	$240,819
Gross profit	61,502	90,900	100,978	66,963
Net income (loss) before cumulative effect of accounting change	(1,509)	10,936	18,367	751
Net income (loss)	(113,746)	10,936	18,367	751

Net income (loss) per common equivalent share before cumulative effect of accounting change:
Basic	$(0.08)	$0.59	$0.99	$0.04
Diluted	$(0.08)	$0.53	$0.84	$0.04

Net income (loss) per common equivalent share:
Basic	$(6.17)	$0.59	$0.99	$0.04
Diluted	$(6.17)	$0.53	$0.84	$0.04

Weighted average common equivalent shares outstanding:
Basic	18,446	18,469	18,579	18,820
Diluted	18,446	22,734	23,200	19,141

	Fiscal 2001
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Sales	$212,058	$322,807	$341,866	$246,268
Gross profit	58,719	91,569	97,108	64,417
Net income (loss)	(4,413)	2,806	8,153	(13,689)

Net income (loss) per common equivalent share:
Basic	$(0.24)	$0.15	$0.44	$(0.74)
Diluted	$(0.24)	$0.15	$0.40	$(0.74)

Weighted average common equivalent shares outstanding:
Basic	18,334	18,405	18,433	18,443
Diluted	18,334	18,465	22,598	18,443

14.    Transactions with Related Parties

During fiscal 2002, 2001 and 2000, subsidiaries of the Company purchased $2.5 million, $2.1 million and $1.9 million, respectively, of products from Bio Plus, Inc., a company that produces granular peanut hulls. As of September 28, 2002 and September 29, 2001, the Company owed Bio Plus, Inc. $78,053 and $20,721, respectively, for such purchases. Such amounts were included in accounts payable as of that date. A director and executive officer of the Company is a minority shareholder and a director of Bio Plus, Inc.

15.    Business Segment Data

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision making group is comprised of the Chief Executive Officer and the lead executives of each of the Company’s operating segments. The lead executive for each operating segment is also a member of a Strategy Board that

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

manages the profitability of each respective segment’s various product lines and business. The operating segments are managed separately because each segment represents a strategic business unit that offers different products or services. The chief operating decision making group evaluates performance based on profit or loss from operations. The Company’s Corporate division is included in the presentation of reportable segment information since certain revenues and expenses of this division are not allocated separately to the two operating segments. Segment assets exclude cash equivalents, short-term investments, deferred taxes and goodwill.

Management has determined that the reportable segments of the Company are Pet Products and Garden Products based on the level at which the chief operating decision making group reviews the results of operations to make decisions regarding performance assessment and resource allocation.

The Pet Products segment consists of Four Paws Products, TFH Publications, Wellmark, Kaytee, Island Aquarium and All-Glass Aquarium. These companies are engaged in the manufacturing, delivery and sale of pet supplies, books and food principally to independent pet distributors and retailers, national specialty pet stores, mass merchants and bookstores. The Pet Products segment is also a distributor of pet supply products. This segment also operates distribution centers in various states. Their products are sold to independent retailers, national retail chains, grocery stores and mass merchants.

The Garden Products segment consists of Pennington Seed, Matthews Four Seasons, Grant’s, Norcal Pottery, AMBRANDS and Lilly Miller. Products manufactured or designed and sourced are products found typically in the lawn and garden sections of mass merchandisers, warehouse-type clubs, home improvement centers and nurseries and include grass seed, bird seed, clay pottery, outdoor wooden planters and trellises, ant control and animal repellents. These products are sold directly to retailers and to distributors. The Garden Products segment is also a distributor of lawn and garden products. This segment also operates distribution centers in various states. Their products are sold to independent retailers, national retail chains, grocery stores and mass merchants.

The Corporate division includes expenses associated with corporate functions and projects, certain employee benefits and nonoperating items such as interest income, interest expense, goodwill amortization and impairments, intersegment eliminations, and net other charges of $27.2 million associated with Garden Products for fiscal 2000.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial information relating to the Company’s business segments for each of the three most recent fiscal years is presented in the table below.

	2002	2001	2000
		(in thousands)
Net sales:
Pet Products	$471,077	$476,013	$460,766
Garden Products	606,703	646,986	890,112

Total net sales	$1,077,780	$1,122,999	$1,350,878

Income (loss) from operations before other charges:
Pet Products	$43,386	$34,846	$32,305
Garden Products	37,257	12,667	31,393
Corporate, eliminations and all other	(27,879)	(33,451)	(24,598)

Total income from operations before other charges	52,764	14,062	39,100
Other charges	—	—	(27,156)
Interest expense	(14,745)	(23,247)	(23,140)
Interest income	137	164	589
Other income	5,548	1,631	1,176
Income taxes	(15,159)	247	(4,053)

Income (loss) before cumulative effect of accounting change	28,545	(7,143)	(13,484)
Cumulative effect of accounting change, net of tax	(112,237)	—	—

Net loss	$(83,692)	$(7,143)	$(13,484)

Assets:
Pet Products	$201,051	$221,976	$246,978
Garden Products	254,903	289,702	303,234
Corporate, eliminations and all other	276,003	404,948	395,099

Total assets	$731,957	$916,626	$945,311

Depreciation and amortization:
Pet Products	$11,589	$10,758	$8,002
Garden Products	5,456	6,185	6,410
Corporate	571	11,419	11,623

Total depreciation and amortization	$17,616	$28,362	$26,035

Expenditures for long-lived assets
Pet Products	$7,043	$7,206	$8,246
Garden Products	2,462	5,111	6,261
Corporate	1,402	1,571	2,156

Total expenditures for long-lived assets	$10,907	$13,888	$16,663

16.    Subsequent Event—Issuance of Senior Subordinated Notes

On January 30, 2003, the Company completed a private placement of $150,000,000 aggregate principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2013 (the “Notes”). Additionally, in January 2003, the Company increased the Congress Financial Corporation (Western) credit facility to $175.0 million. The net proceeds of the offering were approximately $144.0 million after deducting underwriting discounts and estimated

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

offering expenses. A portion of the net proceeds was used to redeem the Company’s outstanding convertible notes, including the payment of premium and accrued interest. The balance of the net proceeds, combined with additional borrowings under the Company’s line of credit facility with Congress Financial Corporation (Western), were used to repay all the outstanding borrowings under the Pennington credit facility and two senior secured term loans of All-Glass. In conjunction with these repayments, the Company terminated the Pennington and All-Glass credit facilities. In connection with the issuance of the Notes, certain subsidiaries of the Company have become guarantors of the Notes. Financial information related to these subsidiaries is presented in Note 17.

17.    Consolidating Condensed Financial Information of Guarantor Subsidiaries

Certain wholly-owned subsidiaries of the Company (as listed below, collectively the “Guarantor Subsidiaries”) have guaranteed fully and unconditionally, on a joint and several basis, the obligation to pay principal and interest under the Company’s $150,000,000 9 1/8% Senior Subordinated Notes (the “Notes”) issued on January 30, 2003 as discussed in Note 16. Certain subsidiaries and operating divisions are not guarantors of the Notes and have been included in the financial results of the Parent in the information below. Those subsidiaries that are guarantors of the Notes are as follows:

Four Paws Products Ltd.

Grant Laboratories, Inc.

Kaytee Products, Incorporated

Matthews Redwood & Nursery Supply, Inc.

Pennington Seed, Inc. (including Phaeton Corporation (dba Unicorn Labs), Seeds West, Inc., All-Glass Aquarium Co., Inc. (including Oceanic Systems, Inc.))

T.F.H. Publications, Inc.

Wellmark International

Norcal Pottery Products, Inc.

Pennington Seed, Inc. of Nebraska

Gro Tec, Inc.

In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying audited consolidating condensed financial information based on the Company’s understanding of the Securities and Exchange Commission’s interpretation and application of Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X.

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

September 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and equivalents	$10,080	$804	$—	$10,884
Accounts receivable	41,002	103,087	(13,105)	130,984
Inventories	52,417	140,742	—	193,159
Prepaid expenses and other assets	21,046	5,050	—	26,096

Total current assets	124,545	249,683	(13,105)	361,123
Land, buildings, improvements and equipment, net	12,191	88,673	—	100,864
Goodwill	222,489	—	—	222,489
Investment in guarantors	212,738	—	(212,738)	—
Deferred income taxes and other assets	35,070	14,347	(1,936)	47,481

Total	$607,033	$352,703	$(227,779)	$731,957

LIABILITIES
Notes payable	$33,992	$25,983	$—	$59,975
Accounts payable	52,606	57,295	(13,105)	96,796
Accrued expenses and other liabilities	22,437	27,898	—	50,335

Total current liabilities	109,035	111,176	(13,105)	207,106
Long-term debt	120,387	24,944	—	145,331
Deferred income taxes and other long-term obligations	103	3,845	(1,936)	2,012
Total shareholders’ equity	377,508	212,738	(212,738)	377,508

Total	$607,033	$352,703	$(227,779)	$731,957

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED BALANCE SHEET

September 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and equivalents	$7,153	$1,139	$—	$8,292
Accounts receivable	48,965	98,864	(6,038)	141,791
Inventories	65,198	152,704	—	217,902
Prepaid expenses and other assets	29,019	6,757	—	35,776

Total current assets	150,335	259,464	(6,038)	403,761
Land, buildings, improvements and equipment, net	15,040	93,758	—	108,798
Goodwill	371,987	—	—	371,987
Investment in guarantors	207,385	—	(207,385)	—
Deferred income taxes and other assets	18,910	13,170	—	32,080

Total	$763,657	$366,392	$(213,423)	$916,626

LIABILITIES
Notes payable	$83,061	$36,362	$—	$119,423
Accounts payable	67,392	66,530	(6,038)	127,884
Accrued expenses and other liabilities	18,868	26,596	—	45,464

Total current liabilities	169,321	129,488	(6,038)	292,771
Long-term debt	125,235	26,388	—	151,623
Deferred income taxes and other long-term obligations	13,786	3,131	—	16,917
Total shareholders’ equity	455,315	207,385	(207,385)	455,315

Total	$763,657	$366,392	$(213,423)	$916,626

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Fiscal Year Ended September 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$373,475	$774,059	$(69,754)	$1,077,780
Cost of goods sold and occupancy	285,356	542,040	(69,959)	757,437

Gross profit	88,119	232,019	205	320,343
Selling, general and administrative expenses	104,563	163,016	—	267,579

Income (loss) from operations	(16,444)	69,003	205	52,764
Interest—net	(12,203)	(2,405)	—	(14,608)
Other income (expense)	(2,171)	7,719	—	5,548

Income (loss) before income taxes and cumulative effect of accounting change	(30,818)	74,317	205	43,704
Income taxes	(12,250)	27,327	82	15,159

Income (loss) before cumulative effect of accounting change	(18,568)	46,990	123	28,545
Cumulative effect of accounting change, net of tax	(112,237)	—	—	(112,237)

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(130,805)	46,990	123	(83,692)
Equity in undistributed income of guarantor subsidiaries	47,113	—	(47,113)	—

Net income (loss)	$(83,692)	$46,990	$(46,990)	$(83,692)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Fiscal Year Ended September 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$431,138	$751,757	$(59,896)	$1,122,999
Cost of goods sold and occupancy	329,958	541,397	(60,169)	811,186

Gross profit	101,180	210,360	273	311,813
Selling, general and administrative expenses	133,364	164,387	—	297,751

Income (loss) from operations	(32,184)	45,973	273	14,062
Interest—net	(17,523)	(5,560)		(23,083)
Other income	479	1,152		1,631

Income (loss) before income taxes	(49,228)	41,565	273	(7,390)
Income taxes	(16,983)	16,626	110	(247)

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(32,245)	24,939	163	(7,143)
Equity in undistributed income of guarantor subsidiaries	25,102	—	(25,102)	—

Net income (loss)	$(7,143)	$24,939	$(24,939)	$(7,143)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

Fiscal Year Ended September 30, 2000

(in thousands)

	(Unconsolidated)			Consolidated
	Parent	Guarantor Subsidiaries	Eliminations
Net sales	$726,114	$680,178	$(55,414)	$1,350,878
Cost of goods sold and occupancy	612,643	480,509	(55,451)	1,037,701

Gross profit	113,471	199,669	37	313,177
Selling, general and administrative expenses	136,683	137,394	—	274,077
Other charges	(27,156)	—	—	(27,156)

Income (loss) from operations	(50,368)	62,275	37	11,944
Interest—net	(18,782)	(3,769)	—	(22,551)
Other income	1,176	—	—	1,176

Income (loss) before income taxes	(67,974)	58,506	37	(9,431)
Income taxes	(19,364)	23,402	15	4,053

Net income (loss) before equity in undistributed income of guarantor subsidiaries	(48,610)	35,104	22	(13,484)
Equity in undistributed income of guarantor subsidiaries	35,126	—	(35,126)	—

Net income (loss)	$(13,484)	$35,104	$(35,104)	$(13,484)

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 28, 2002

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities	$11,190	$61,623	$—	$72,813
Expenditures for land, buildings, improvements and equipment	(2,186)	(8,721)	—	(10,907)
Investment in guarantor	41,638	(41,638)	—	—

Net cash provided (used) by investing activities	39,452	(50,359)	—	(10,907)

Repayments under lines of credit, net	(49,069)	(10,379)	—	(59,448)
Payments on long-term debt	(4,531)	(1,220)	—	(5,751)
Proceeds from issuance of stock	5,885	—	—	5,885

Net cash used by financing activities	(47,715)	(11,599)	—	(59,314)

Net increase (decrease) in cash and cash equivalents	2,927	(335)	—	2,592
Cash and cash equivalents at beginning of period	7,153	1,139	—	8,292

Cash and cash equivalents at end of period	$10,080	$804	$—	$10,884

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 29, 2001

(in thousands)

	(Unconsolidated)
	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided (used) by operating activities	$19,951	$18,863	$—	$38,814
Expenditures for land, buildings, improvements and equipment	(579)	(13,309)	—	(13,888)
Payments to acquire companies, net of cash acquired	—	(18,277)	—	(18,277)
Investment in guarantor	19,916	(19,916)	—	—

Net cash provided (used) by investing activities	19,337	(51,502)	—	(32,165)

Borrowings (repayments) under lines of credit, net	(32,014)	22,198	—	(9,816)
Payments on long-term debt	(4,234)	(8,610)	—	(12,844)
Proceeds from issuance of long-term debt	—	18,000	—	18,000
Proceeds from issuance of stock	618	—	—	618

Net cash provided (used) by financing activities	(35,630)	31,588	—	(4,042)

Net increase (decrease) in cash and cash equivalents	3,658	(1,051)	—	2,607
Cash and cash equivalents at beginning of period	3,495	2,190	—	5,685

Cash and cash equivalents at end of period	$7,153	$1,139	$—	$8,292

CENTRAL GARDEN & PET COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

Fiscal Year Ended September 30, 2000

(in thousands)

	(Unconsolidated)			Consolidated
	Parent	Guarantor Subsidiaries	Eliminations
Net cash provided (used) by operating activities	$(41,890)	$81,966	$—	$40,076
Expenditures for land, buildings, improvements and equipment	(3,345)	(13,318)	—	(16,663)
Payments to acquire companies, net of cash acquired	(11,405)	(23,001)	—	(34,406)
Investment in guarantor	33,482	(33,482)	—	—

Net cash provided (used) by investing activities	18,732	(69,801)	—	(51,069)

Borrowings (repayments) under lines of credit, net	39,295	(9,426)	—	29,869
Payments on long-term debt	58	(1,295)	—	(1,237)
Payments to reacquire stock	(21,704)	—	—	(21,704)
Proceeds from issuance of stock	1,733	—	—	1,733

Net cash provided (used) by financing activities	19,382	(10,721)	—	8,661

Net increase (decrease) in cash and cash equivalents	(3,776)	1,444	—	(2,332)
Cash and cash equivalents at beginning of period	7,271	746	—	8,017

Cash and cash equivalents at end of period	$3,495	$2,190	$—	$5,685

Offer to Exchange

9 1/8% Notes Due February 1, 2013

Which Have Been Registered Under

The Securities Act Of 1933

For

$150,000,000 Outstanding Unregistered

9 1/8% Notes Due February 1, 2013

PROSPECTUS

March 25, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Article XII of the Registrant’s amended and restated certificate of incorporation and Article VI of the Registrant’s bylaws authorize indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Registrant maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of the Registrant’s amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 21.    Exhibit And Financial Statement Schedules

(a)    Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of January 30, 2003, between Central Garden & Pet Company and Wells Fargo Bank, National Association, as Trustee*

4.2	Registration Rights Agreement, dated as of January 30, 2003, between Central Garden & Pet Company and Banc of America Securities LLC, et al.*

4.3	Form of Note (included in Exhibit 4.1)*

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP*

12.1	Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*

23.2	Independent Auditors’ Consent

24.1	Power of Attorney (see pages II-3–II-17)*

25.1	Statement of Eligibility of Trustee on Form T-1*

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

99.4	Form of Letter to Clients

99.5	Form of Letter to Nominees

*	Previously filed

(b)    Financial Statement Schedules

None.

Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

CENTRAL GARDEN & PET COMPANY

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM E. BROWN William E. Brown	Chairman and Chief Executive Officer (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* John B. Balousek	Director	March 24, 2003

* David N. Chichester	Director	March 24, 2003

* Daniel P. Hogan, Jr.	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

* Brooks M. Pennington III	Director	March 24, 2003

* Bruce A. Westphal	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

FOUR PAWS PRODUCTS LTD.

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Allen J. Simon	Chief Executive Officer, President and Director (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

/s/ WILLIAM E. BROWN William E. Brown	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

GRANT LABORATORIES, INC.

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM E. BROWN William E. Brown	Chairman and Chief Executive Officer (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* Neil Pincus	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

KAYTEE PRODUCTS, INCORPORATED

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Richard W. Best, Jr.	President and Director (Principal Executive Officer)	March 24, 2003

* Stacy Gedman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

/s/ WILLIAM E. BROWN William E. Brown	Director	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

MATTHEWS REDWOOD & NURSERY SUPPLY, INC.

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM E. BROWN William E. Brown	Chairman and Chief Executive Officer (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* Robert C. Matthews	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

PENNINGTON SEED, INC.

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Brooks M. Pennington III	Chief Executive Officer, President and Director (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

/s/ WILLIAM E. BROWN William E. Brown	Director	March 24, 2003

* W. Dan Pennington	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

PHAETON CORPORATION

By:	/s/ TIMOTHY J. KANE
Timothy J. Kane Assistant Secretary and Tax Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Brooks M. Pennington III	President, Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2003

* W. Dan Pennington	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

/s/ WILLIAM E. BROWN William E. Brown	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

SEEDS WEST, INC.

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to Form S-4 Registration Statement statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Brooks M. Pennington III	Chief Executive Officer, President and Director (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

/s/ WILLIAM E. BROWN William E. Brown	Director	March 24, 2003

* W. Dan Pennington	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

ALL-GLASS AQUARIUM CO., INC.

By:	/s/ GLENN W. NOVOTNY
Glenn W. Novotny Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2003

* John A. Negovetich	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* Gerald R. Ritzow	Director	March 24, 2003

* Michael A. Reed	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

OCEANIC SYSTEMS, INC.

By:	/s/ GLENN W. NOVOTNY
Glenn W. Novotny Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2003

* John A. Negovetich	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* Gerald R. Ritzow	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

T.F.H. PUBLICATIONS, INC.

By:	/s/ STUART W. BOOTH
Stuart W. Booth Senior Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Glen S. Axelrod	President, Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2003

* Philip C. McCarthy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

/s/ WILLIAM E. BROWN William E. Brown	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

WELLMARK INTERNATIONAL

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM E. BROWN William E. Brown	Chairman and Chief Executive Officer (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Vice President-Finance and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

* Kay M. Schwichtenberg	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

NORCAL POTTERY PRODUCTS, INC.

By:	/s/ WILLIAM E. BROWN
William E. Brown Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Arthur L. Simon	President, Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2003

/s/ STUART W. BOOTH Stuart W. Booth	Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* Neil Pincus	Director	March 24, 2003

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	March 24, 2003

/s/ WILLIAM E. BROWN William E. Brown	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

PENNINGTON SEED, INC. OF NEBRASKA

By:	/s/ TIMOTHY J. KANE
Timothy J. Kane Assistant Secretary and Tax Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Brooks M. Pennington III	President and Director (Principal Executive Officer)	March 24, 2003

* Grady Gill	Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* W. Dan Pennington	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lafayette, state of California, on March 24, 2003.

GRO TEC, INC.

By:	/s/ TIMOTHY J. KANE
Timothy J. Kane Assistant Secretary and Tax Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Brooks M. Pennington III	President and Director (Principal Executive Officer)	March 24, 2003

* Grady Gill	Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	March 24, 2003

* W. Dan Pennington	Director	March 24, 2003

*By:	/s/ STUART W. BOOTH
Stuart W. Booth Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of January 30, 2003, between Central Garden & Pet Company and Wells Fargo Bank, National Association, as Trustee*

4.2	Registration Rights Agreement, dated as of January 30, 2003, between Central Garden & Pet Company and Banc of America Securities LLC, et al.*

4.3	Form of Note (included in Exhibit 4.1)*

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP*

12.1	Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*

23.2	Independent Auditors’ Consent

24.1	Power of Attorney (see pages II-3–II-17)*

25.1	Statement of Eligibility of Trustee on Form T-1*

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

99.4	Form of Letter to Clients

99.5	Form of Letter to Nominees

*	Previously filed